SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

THE TRIZETTO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April [    ], 2008

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of The TriZetto Group, Inc. on Thursday, May 22, 2008, at 2:00 p.m., at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California 92660.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about TriZetto. Also enclosed is a proxy/voting instruction card and TriZetto’s Annual Report to Stockholders for the fiscal year ended December 31, 2007.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy/voting instruction card promptly, or vote by telephone or over the Internet, if telephone or Internet voting is available to you. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

Jeffrey H. Margolis

Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Stockholders

May 22, 2008

The 2008 Annual Meeting of Stockholders of The TriZetto Group, Inc. will be held at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California 92660, on Thursday, May 22, 2008, at 2:00 p.m., for the following purposes:

1.	To elect two Class III directors for a three-year term;

2.	To consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), from 95,000,000 to 240,000,000;

3.	To consider and act upon a proposal to amend the Company’s 1998 Long-Term Incentive Plan, as amended (the “LTIP”), to increase the total number of shares of our Common Stock available for issuance under the LTIP from 14,500,000 to 16,000,000;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2008; and

5.	To transact any other business that may properly come before the meeting.

The Board of Directors recommends that you vote FOR each of the proposals set forth above.

Only stockholders of record at the close of business on April 3, 2008 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Report to Stockholders of TriZetto for the fiscal year ended December 31, 2007 is being mailed concurrently with this Proxy Statement to all stockholders of record as of April 3, 2008. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy/voting instruction card sent to you. Most stockholders also can vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, instructions are printed on the voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

James J. Sullivan

Senior Vice President, General Counsel and Secretary

April [__], 2008

Newport Beach, California

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 22, 2008

This Proxy Statement and our Annual Report to Stockholders for fiscal year 2007 are available online in the Investors Section of the Company’s website, www.trizetto.com.

PROXY STATEMENT

GENERAL INFORMATION

The Company

The TriZetto Group, Inc. (“TriZetto” or the “Company”) offers a broad portfolio of healthcare information technology products and services that can be delivered individually or combined to create a comprehensive solution. The Company provides leading proprietary and third-party software products, outsourced services and strategic and implementation consulting to health plans and benefits administrators. Our corporate offices are located at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Our telephone number is 949-719-2200 and our corporate website address is www.trizetto.com.

Proxy Solicitation

On or about April [__], 2008, we began mailing these proxy materials to all registered owners (sometimes called record holders) of TriZetto common stock at the close of business on April 3, 2008. We have sent this Proxy Statement to you because the Board of Directors of the Company is requesting your proxy to vote at the 2008 annual meeting and at any adjournment or postponement of such meeting. A copy of this Proxy Statement also has been sent to beneficial owners of TriZetto common stock whose shares were held in “street-name” by banks, brokers and other record holders at the close of business on April 3, 2008.

The Company will bear the entire cost of the solicitation of proxies. We have engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation for a fee of approximately $4,000, plus reasonable out-of-pocket expenses. The Company also will reimburse banks, brokers, custodians, nominees, fiduciaries and others for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners. Solicitation of proxies is expected to be made primarily by mail. However, Morrow, as well as our directors, officers and employees, may communicate with stockholders, banks, brokers, and others by telephone, facsimile, e-mail or in person to request that proxies be furnished.

Voting

If you are a registered owner (meaning that your shares are registered in TriZetto’s records as being owned in your name), then you may vote on matters presented at our Annual Meeting in the following ways:

•	By proxy—You may complete the proxy card and mail it in the postage-paid envelope provided; or

•	In person—You may attend the Annual Meeting and cast your vote there.

If you are a beneficial owner whose shares are held in “street-name” by a bank, broker or other record holder, please refer to your voting instruction card and other materials forwarded by such record holder for information on how to instruct the record holder to vote on your behalf. In addition to returning the instruction card by mail, you may be able to provide voting instructions by using the Internet or telephone. The Internet and telephone instructions provided by the record holder are designed to authenticate your identity, allow you to give your voting instructions, and to confirm that your voting instructions have been properly recorded. Please be aware that you may incur costs such as telephone and Internet access charges, for which you will be responsible, if you vote by telephone or over the Internet.

If you are a registered holder and vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the following:

1.	Election of two Class III directors for a three-year term;

2.	To consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of the Company’s common stock, par value $.001 per share, from 95,000,000 to 240,000,000;

3.	To consider and act upon a proposal to amend the Company’s 1998 Long-Term Incentive Plan, as amended (the “LTIP”), to increase the total number of shares of our common stock available for issuance under the LTIP from 14,500,00 to 16,000,000;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2008.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company prior to or at the commencement of the Annual Meeting.

Registered holders who vote by sending in a signed proxy will not be prevented from attending the Annual Meeting and voting in person. You have the right to revoke a proxy at any time before it is exercised by (a) executing and returning a later dated proxy, (b) giving written notice of revocation to TriZetto’s Corporate Secretary at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or (c) attending the Annual Meeting and voting in person. In order to attend the Annual Meeting and vote in person, a beneficial holder whose shares are held in “street name” by a bank, broker or other record holder must follow the instructions provided by such record holder for voting in person at the meeting. The beneficial holder also must obtain from such record holder and present at the Annual Meeting a written proxy allowing the beneficial holder to vote the shares in person.

Record Date, Quorum and Voting Requirements

Only holders of record of TriZetto common stock at the close of business on April 3, 2008 will be eligible to vote at the Annual Meeting. As of the close of business on April 3, 2008, TriZetto had 43,100,410 shares of common stock outstanding. Each share of common stock is entitled to one vote.

A quorum of shares is necessary to hold a valid stockholders’ meeting. TriZetto’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which an “abstention” from voting is observed, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes”), will be counted for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker does not receive voting instructions from the beneficial owner and (b) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their client’s behalf on “non-routine” proposals.

Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the two nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

The approval of the amendment to TriZetto’s Amended and Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the shares of TriZetto common stock outstanding. For each other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for approval. If you are present at the meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of shares of common stock beneficially owned as of March 31, 2008 by (i) each person (or group of affiliate persons) who is known by us to beneficially own 5% or more of our outstanding common stock (based solely upon Schedules 13D and 13G and amendments thereto filed with the Securities Exchange Commission or SEC), (ii) each of our directors, (iii) each of our named executive officers listed in the Summary Compensation Table and (iv) all of our current directors and executive officers as a group. The information in the table is based upon information available to us as of April [    ], 2008.

	Number of Shares Beneficially Owned(2)
Name and Address of Beneficial Owners(1)	Number	% of Class
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	6,260,469	14.53%
AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, NY 10104	3,096,310	7.18%
Jeffrey H. Margolis(5)	2,162,968	4.95%
Anthony Bellomo(6)	467,668	1.08%
Kathleen Earley(7)	284,272	<1%
Philip J. Tamminga(8)	192,632	<1%
Paul F. LeFort(9)	105,650	<1%
Donald J. Lothrop(10)	84,605	<1%
Robert G. Barbieri(11)	75,700	<1%
Thomas B. Johnson(12)	37,125	<1%
Jerry P. Widman(13)	22,125	<1%
L. William Krause(14)	20,250	<1%
Nancy H. Handel(15)	6,500	<1%
James C. Malone(16)	0	<1%
All current directors and executive officers as a group (15 persons)(17)	4,075,162	9.07%

(1)	Unless otherwise indicated, the business address of such stockholder is c/o The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660.
(2)	The beneficial ownership is calculated based on 43,100,410 shares of our common stock outstanding as of March 31, 2008. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of March 31, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws and as otherwise set forth below, the persons named in the table have sole voting and dispositive power with respect to the shares set forth opposite such person’s name.
(3)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2008. In its role as an investment adviser to multiple clients, Wellington Management Company, LLP is deemed to have beneficial ownership of 6,260,469 shares. Of that amount, it has shared voting power with respect to 4,739,169 shares and shared dispositive power with respect to 6,197,369 shares.
(4)

This information is based on a Schedule 13G/A filed with the SEC on February 14, 2008. The Schedule 13G/A was filed jointly by AXA Financial, Inc. (“AXA Financial”), AXA, which owns AXA Financial, and AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, which as a group control AXA (each of the entities listed in this footnote above are collectively referred to as the “AXA Entities”). The AXA Entities collectively are deemed to have beneficial ownership of 3,096,310 shares. The voting and dispositive power held by each of the AXA Entities with respect to these shares is set forth in detail in the Schedule 13G/A. Of the 3,096,310 shares reported on the Schedule

13G/A, 2,771,310 shares are held by unaffiliated third-party client accounts managed by AllianceBernstein L.P. and AXA Equitable Life Insurance Company, both of which are investment advisors registered under Section 203 of the Investment Advisers Act of 1940 and wholly owned subsidiaries of AXA Financial.

(5)	Includes 1,483,800 shares held by Jeffrey H. Margolis and his wife, in their capacities as trustees of the Margolis Family Trust, over which the trustees have shared voting and dispositive power. Also includes 75,000 shares of unvested restricted common stock and Mr. Margolis’ options to purchase 604,468 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(6)	Includes 17,500 shares of unvested restricted common stock and options for 360,601 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(7)	Includes 73,750 shares of unvested restricted common stock and options for 142,565 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(8)	Includes 42,500 shares of unvested restricted common stock and options for 89,101 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(9)	Includes 21,000 shares held by Mr. LeFort’s wife, as trustee of a trust for which she is the sole beneficiary; Mr. LeFort disclaims beneficial ownership of such shares. Also includes options for 64,750 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(10)	Includes options for 61,625 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(11)	Includes 65,000 shares of unvested restricted common stock.
(12)	Includes options for 37,125 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(13)	Includes options for 22,125 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(14)	Includes options for 20,250 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(15)	Includes options for 6,500 shares of common stock, which are exercisable within 60 days of March 31, 2008.
(16)	Mr. Malone resigned as Executive Vice President and Chief Financial Officer of the Company effective July 31, 2007.
(17)	Includes 324,564 shares of unvested restricted common stock and options for 1,847,380 shares of common stock, which are exercisable within 60 days of March 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and certain persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations that no annual Form 5 reports were required, we believe that all forms required under Section 16(a) of the Exchange Act applicable to our directors, executive officers and any persons holding 10% or more of our common stock were timely filed with respect to our fiscal year ended December 31, 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors, divided into three classes. Directors in each class serve a staggered term of three years. The term of the Class I directors, Paul F. LeFort and Jerry P. Widman, expires at the Annual Meeting of stockholders in 2009. The term of the Class II directors, Nancy H. Handel, Thomas B. Johnson and L. William Krause, expires at the Annual Meeting of stockholders in 2010. The term of the Class III directors, Donald J. Lothrop and Jeffrey H. Margolis, expires at the Annual Meeting of stockholders in 2008.

The Board of Directors proposes that Donald J. Lothrop and Jeffrey H. Margolis be elected at the 2008 Annual Meeting to serve as Class III directors for a three-year term expiring at the 2011 Annual Meeting. Unless you otherwise instruct, the enclosed proxy will be voted in favor of Donald J. Lothrop and Jeffrey H. Margolis, each of whom is currently a Class III director. If Mr. Lothrop or Mr. Margolis become unavailable to serve for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board has no reason to believe that Mr. Lothrop or Mr. Margolis will be unavailable to serve.

There are no family relationships among any of our directors or executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

DONALD J. LOTHROP AND JEFFREY H. MARGOLIS

The names and certain information concerning the nominee directors standing for election at the 2008 Annual Meeting and the other continuing members of our Board of Directors are set forth below. Each of the nominee directors has been nominated for election by the Company’s Nominating and Corporate Governance Committee and Board of Directors.

Directors Standing for Election

Class III Directors—For a Term to Expire in 2011

Donald J. Lothrop, 48, has been a director since April 1998. Mr. Lothrop has been a Manager of New Vista Partners, LLC since November 2006, a General Partner of Delphi Management Partners II, L.P. since July 1994, a Managing Member of Delphi Management Partners III, L.L.C. since March 1995, a Managing Member of Delphi Management Partners IV, L.L.C. since October 1997 and a Managing Member of Delphi Management Partners V, L.L.C. since April 2000, all of which are venture capital firms. From January 1991 to June 1994, Mr. Lothrop was a Partner of Marquette Venture Partners, a venture capital firm, where he focused on the healthcare industry. From 1989 to 1990, Mr. Lothrop worked at Bain & Company, Inc., a management consulting firm. Mr. Lothrop currently serves on the board of directors of one other public company: Matria Healthcare, Inc. Mr. Lothrop received his B.S. in Accounting from Pennsylvania State University in 1981 and his M.B.A. from Harvard Business School in 1989.

Jeffrey H. Margolis, 44, is our co-founder and has served as our Chief Executive Officer and a Director since our inception in May 1997. He also served as President from May 1997 to November 2004. In August 1999, Mr. Margolis was named Chairman of the Board. From July 1994 to February 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corporation, a managed care organization. From November 1992 to June 1994, Mr. Margolis served as Vice President and Chief Information Officer of TakeCare, Inc., a managed care organization. From September 1989 to October 1992, Mr. Margolis held various executive positions, including Vice President and Chief Operating Officer of Comprecare, a managed care organization. From June 1984 to September 1989, Mr. Margolis served in various positions with

Andersen Consulting (now known as Accenture), including his final position as Manager, Healthcare Consulting. Mr. Margolis received his B.S. in Business Administration—Management Information Systems from the University of Illinois at Urbana-Champaign in 1984. Mr. Margolis received a Certified Public Accountant certification from the State of Illinois in 1984 and from the State of Colorado in 1988.

Directors Continuing in Office

Class I Directors—Terms Expire in 2009

Paul F. LeFort, 67, has been a director since April 1999. From October 1995 until he retired in January 2000, Mr. LeFort served as the Chief Information Officer for UnitedHealth Group Incorporated, a health and well being company. Mr. LeFort is currently performing independent consulting services to a variety of venture capital firms and healthcare-related technology organizations. From November 1994 to October 1995, Mr. LeFort was the Senior Vice President and Chief Information Officer for The MetraHealth Companies, Inc., jointly owned by Travelers Insurance Company and Metropolitan Life Insurance Company. From 1975 to 1994, Mr. LeFort served as a senior partner at Deloitte & Touche Management Consulting for Health Care Information Systems. Mr. LeFort received his B.S. in Physics and Economics from Boston College in 1962.

Jerry P. Widman, 65, has been a director since March 2005. From 1982 to 2001, Mr. Widman served as the Chief Financial Officer of Ascension Health, a large U.S. not-for-profit multi-hospital system. Prior thereto, Mr. Widman was a management consultant with Ernst & Young LLP for twelve years. Mr. Widman currently serves on the board of directors of one other public company: Cutera, Inc. Mr. Widman received a B.A. in Business from Case Western Reserve University in 1965, a J.D. from Cleveland State University in 1969, and an M.B.A. from the University of Denver in 1970. He received his attorney’s license from the State of Ohio in 1970 and his Certified Public Accountant certification from the State of Ohio in 1982.

Class II Directors—Terms Expire in 2010

Nancy H. Handel, 56, has been a director since April 2007. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new Chief Financial Officer. She retired from Applied Materials in January 2007. From 1985 to October 2004, she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. Ms. Handel currently serves on the board of directors of one other public company: Broadcom Corporation. Ms. Handel received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

Thomas B. Johnson, 69, has been a director since March 2003. From October 1995 until he retired in March 2001, Mr. Johnson served as an officer of CNA Financial Corporation and held such positions as Group Vice President of Provider Markets and Chairman and Chief Executive Officer of CNA Health Partners, Inc. From July 1964 to September 1995, Mr. Johnson held various positions with Deloitte & Touche, concluding with Partner, Management Consulting. During most of his 31-year career with Deloitte & Touche, Mr. Johnson provided management and financial consulting services to healthcare industry clients. He received his B.S. in Industrial Engineering from Northwestern University in 1962 and his M.B.A. in Accounting and Finance from the University of Chicago in 1964. Mr. Johnson received his Certified Public Accountant certificate from the State of Illinois in 1965.

L. William Krause, 65, has been a director since July 2005. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of

Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through a Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993, when he retired. Mr. Krause currently serves on the board of directors of four other public companies: Brocade Communications Systems, Inc., Core-Mark Holding Company, Inc., Packeteer, Inc. and Sybase, Inc. Mr. Krause received his B.S. in Electrical Engineering from The Citadel in 1963.

General Information

Board of Directors

Our Board of Directors is responsible for supervising the overall affairs of the Company. To assist in carrying out its duties, the Board has delegated authority to three committees, each of which is described below. During 2007, our Board held 11 meetings (including telephonic meetings). Each incumbent director who served during this period attended at least 75% of the aggregate of the total number of Board meetings and the total number of committee meetings on which he or she served as a committee member.

The Company does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. Jeffrey H. Margolis, our Chairman and Chief Executive Officer, attended the 2007 Annual Meeting of stockholders held on May 25, 2007.

Director Independence

Each of the Company’s directors is deemed to be an independent director as defined in the Nasdaq Listing Standards, except for Mr. Margolis, who serves as the Company’s Chief Executive Officer. In determining independence, each year the Board considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Executive Sessions

Typically, the independent directors meet in executive session, without any members of management present, in conjunction with each regularly scheduled Board meeting. Executive sessions may also be held in conjunction with special Board meetings. The Board met in executive session 5 times during 2007. The Lead Director or another independent director chairs these sessions.

Lead Director

Our Corporate Governance Guidelines (described in the following section) require the Board to designate a Lead Director when the Chairman of the Board also serves as Chief Executive Officer. The Board has designated Mr. LeFort as its Lead Director. Mr. LeFort is an independent director as defined in the Nasdaq Listing Standards. As Lead Director, Mr. LeFort’s duties include chairing executive sessions of the Board, conferring with the Company’s Chief Executive Officer on Board meeting schedules, agendas and other matters, facilitating the flow of information to the Board, participating in the evaluation of the Chief Executive Officer by the Company’s Compensation Committee and the Board, and any other duties assigned by the Board from time to time. In the event of the incapacity or death of the Chairman of the Board, the Lead Director will assume a leadership role, pending a formal succession plan or appointment of an interim Chief Executive Officer.

Corporate Governance

Our Board of Directors is committed to effective corporate governance practices. In July 2003, the Board adopted the Code of Business Conduct and Ethics (the “Code of Ethics”), which summarizes the basic principles and standards of conduct to guide all of our directors, officers and employees in our goal to achieve the highest business and personal ethical standards, as well as compliance with the laws and regulations that apply to our business. The Board last reviewed and approved revisions to our Code of Ethics in October 2007.

In October 2003, the Board adopted Corporate Governance Guidelines (the “Guidelines”) in an effort to continue to enhance and promote corporate governance and to promote the effective functioning and performance of the Board of Directors and its committees. The Board last reviewed and approved revisions to the Guidelines in October 2007. All of the corporate governance documents, including the Code of Ethics, Guidelines and committee charters, are available on the Corporate Governance section of the Company’s website, www.trizetto.com.

The Guidelines address a number of important issues such as:

•	Selection process and qualifications for Board membership;

•	Board composition, structure, operation and compensation;

•	Biennial performance reviews for the Board and each committee;

•	Management succession planning;

•	Committee composition; and

•	Annual performance reviews for the Chief Executive Officer.

Our Board of Directors and management have reviewed the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, and Nasdaq Listing Standards regarding corporate governance policies and procedures. We believe that our Corporate Governance Guidelines and committee charters meet current requirements and reflect high standards of corporate governance.

Committees of the Board

The Board of Directors has three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

The Audit Committee of the Board is currently comprised of three directors selected by our Board. The current members of the Audit Committee are Thomas B. Johnson (Chairman), Paul F. LeFort and Jerry P. Widman. The Board has determined that Thomas B. Johnson is an “audit committee financial expert” as such term is defined in rules of the SEC, and that each member of the Audit Committee is financially literate as defined in the Nasdaq Listing Standards. Each member of the Audit Committee also is “independent” as independence for audit committee members is defined in the Nasdaq Listing Standards.

The Audit Committee acts pursuant to the written Audit Committee Charter approved by the Board of Directors. The current Audit Committee Charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. Pursuant to its charter, the Audit Committee is authorized to handle all matters that it deems appropriate regarding our independent registered public accountants and to otherwise communicate and act upon matters relating to the review and audit of our books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by us. The Audit Committee held 14 meetings (including telephonic meetings) during 2007.

The Compensation Committee of the Board is currently comprised of four directors selected by our Board. The current members of the Compensation Committee are L. William Krause (Chairman), Nancy H. Handel,

Paul F. LeFort and Jerry P. Widman. Each member of the Compensation Committee is an independent director as defined in the Nasdaq Listing Standards. The Compensation Committee acts pursuant to the written Compensation Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. The responsibilities of the Compensation Committee include advising the Board on officer and employee compensation. The Compensation Committee establishes and reviews all compensation programs for our executive officers and other key employees. The Compensation Committee held 12 meetings (including telephonic meetings) during 2007. Additional information regarding the Compensation Committee is set forth below in the Compensation Discussion and Analysis section of this Proxy Statement.

The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board is currently comprised of two directors selected by our Board. The current members of the Governance Committee are Donald J. Lothrop (Chairman) and Nancy H. Handel. Each member of the Governance Committee is an independent director as defined in the Nasdaq Listing Standards. The Governance Committee acts pursuant to the written Nominating and Corporate Governance Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. The functions of the Governance Committee include seeking, identifying and recommending candidates for election to the Board of Directors, evaluating the performance of the Board and Board committees, and assisting the Board in developing and overseeing the implementation of corporate governance guidelines and principles. The Governance Committee encourages directors to attend continuing education programs, and each Director is required to attend at least one program accredited by Institutional Shareholder Services every two years. TriZetto will reimburse each director for the reasonable costs associated with attending such programs. The Governance Committee held 6 meetings (including telephonic meetings) during 2007.

Members of the Board of Directors, management or stockholders may recommend director candidates. The Governance Committee also may use the services of an executive search firm to help identify and evaluate possible nominees for director. Stockholders may recommend nominees for membership on the Board to the Governance Committee by submitting the names and qualifications in writing to the Corporate Secretary of the Company at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. TriZetto’s bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual meeting of stockholders, which are described in the section entitled “Stockholder Proposals” below. A stockholder’s recommendation of a qualified candidate that is made in accordance with these procedures will be subject to the same evaluation process as other nominees considered by the Governance Committee. No director nominations by stockholders have been received as of the date of this Proxy Statement.

In assessing each potential candidate, the Governance Committee will review the nominee’s experience, training, education, independence, understanding of the Company’s or other related industries and such other factors the Committee determines appropriate in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors in evaluating candidates for Board membership as are the needs of the Company and the range of talent and experience already represented on the Board. The Governance Committee will also take into account the ability and willingness of a candidate to devote the time and effort necessary to fulfill his or her responsibilities.

Director Compensation

Information regarding the compensation of our directors is set forth below in the Compensation Discussion and Analysis section of this Proxy Statement.

EXECUTIVE OFFICERS

Executive Officers

Information regarding Jeffrey H. Margolis, our Chief Executive Officer, is set forth above under Class III Directors. The names and certain information concerning our other executive officers are set forth below.

Robert G. Barbieri, 52, joined TriZetto in August 2007 as our Chief Financial Officer. From August 2000 to September 2006, Mr. Barbieri served as the Chief Financial Officer of Lawson Software, Inc., a publicly traded international technology, software and e-commerce solution company. During his tenure at Lawson, Mr. Barbieri led Lawson’s IPO in 2001 as well as a variety of global functions including finance, information technology, corporate development as well as a variety of operational areas. From January 1997 to August 2000, Mr. Barbieri served in various positions with Apogee Enterprises, Inc., a publicly traded glass, coatings and service technologies company, concluding as Vice President and Chief Financial Officer. From May 1984 until joining Apogee, Mr. Barbieri was employed by Air Products and Chemicals, Inc., a global gases and chemicals company, where he served in various financial leadership positions. He received his B.S. in Business Administration and Accounting in 1978 and his M.B.A. in Financial Management in 1984, both from Drexel University. Mr. Barbieri received his Certified Management Accountant certification in 1987.

Anthony Bellomo, 54, joined us in October 2000 as our Executive Vice President and Division President of HealtheWare, our application software unit. He held this position until he was named Executive Vice President of Enterprise Software in January 2004. In December 2006, Mr. Bellomo was given increased responsibilities and he now serves as our Executive Vice President, Product Management. From March 1994 to October 2000, Mr. Bellomo served as President of Erisco Managed Care Technologies, Inc. (“Erisco”), a managed care software development company that we acquired in October 2000. Prior to being named President of Erisco, Mr. Bellomo held various positions with Erisco since 1977. He received his B.S. in Systems Engineering from Polytechnic Institute of New York in 1975.

Kathleen Earley, 56, joined us in November 2004 as our President and Chief Operating Officer. Ms. Earley was with AT&T Corporation from 1995 through her retirement in September 2001. At AT&T, Ms. Earley served in various executive positions, concluding with Senior Vice President, Enterprise Marketing of AT&T and President of AT&T’s Data and Internet Services group. Prior to AT&T, Ms. Earley was with IBM Corporation for 17 years with management positions in sales, marketing, planning and strategy development. Ms. Earley currently serves on the board of directors of three public companies: Digital Realty Trust, Inc., Switch & Data Facilities Company, Inc. and Vignette Corporation. Ms. Earley received her B.A. in Accounting in 1975 and her M.B.A. in Finance in 1977, both from the University of California at Berkeley.

Timothy M. Hascall, 54, joined TriZetto in September 2004 as Director of Business Integration. He held this position until July 2005, when he was promoted to Senior Vice President of Professional Services. In April 2008, Mr. Hascall was appointed Executive Vice President of Professional Services. From December 2001 to April 2004, Mr. Hascall served as Senior Vice President and General Manager of Equitant, Inc., a global finance and accounting business process outsourcing company. Mr. Hascall was employed by Accenture (formerly known as Andersen Consulting) from June 1985 to May 2001, serving the last six years as a partner. At Accenture, Mr. Hascall specialized in business process engineering, led numerous large scale IT implementation programs and was co-founder of Accenture’s procurement services outsourcing practice. He received his B.S. in Business Administration from the University of Nebraska in 1977. Mr. Hascall served in the United States Marine Corps and Marine Corps Reserves from 1976 to 1993, attaining the rank of Major.

John G. Jordan, 56, joined us in October 2000 as Senior Vice President, Payer Sales. He served in this capacity until April 2004, when he was promoted to Senior Vice President, Sales. In December 2006, Mr. Jordan was named Senior Vice President, Sales and Account Management. Mr. Jordan was promoted to Executive Vice President, Sales and Account Management in February 2008. From September 1985 to October 2000, Mr. Jordan served in various positions, including Senior Vice President of Sales and Marketing, with Erisco. Mr. Jordan received his B.S. degree in English from Fordham University in 1974.

Daniel J. Spirek, 41, joined us in May 1997 as our Vice President, Supplemental Management Services. From June 1999 to January 2000, Mr. Spirek served as our Senior Vice President, Professional Services Group. In February 2000, Mr. Spirek was promoted to Executive Vice President of our Transformation Services Group. In July 2000, Mr. Spirek was promoted to Division President, Business Solutions, our hosting and consulting business. He held this position until January 2003 when he was named Division President, Transformation Services. In January 2004, Mr. Spirek was named Chief Solutions Officer. He assumed additional responsibilities as TriZetto’s Senior Vice President, Integrated Health Solutions in December 2006. In February 2008, Mr. Spirek was promoted to Executive Vice President, Integrated Health Solutions. From July 1994 to May 1997, Mr. Spirek served as Vice President, Information Services for FHP/PacifiCare, a managed care organization. Prior to July 1994, Mr. Spirek held various information technology management positions at TakeCare, Inc., a managed care organization, Comprecare, Inc., a managed care organization, and a consulting position at Andersen Consulting (now known as Accenture). Mr. Spirek received his B.S. degree in Information Management Systems from the University of Colorado in 1988.

James J. Sullivan, 50, joined TriZetto as our Vice President of Legal Affairs in July 2001 and was appointed General Counsel and Secretary in July 2002. He was promoted to Senior Vice President in July 2003. Before joining TriZetto, Mr. Sullivan ran a legal and consulting practice focused on general corporate and securities law for technology and emerging-growth companies. From March 1997 to June 2000, Mr. Sullivan was Senior Vice President, General Counsel and Secretary of Long Beach Financial Corporation and its wholly owned subsidiary, Long Beach Mortgage Company, a national mortgage lender. From July 1991 to March 1997, Mr. Sullivan served as Vice President and Legal Counsel of American Savings Bank, F.A. From October 1985 to July 1991, Mr. Sullivan was employed as an associate at the law firm of Gibson, Dunn & Crutcher LLP. Mr. Sullivan began his career with Arthur Young & Company, now Ernst & Young LLP, where he was employed as an accountant from 1980 to 1982. Mr. Sullivan received his B.S. in Business Administration from the University of Southern California in 1980 and his J.D. from Loyola Law School of Los Angeles in 1985. He received his Certified Public Accountant certification from the State of California in 1982.

Philip J. Tamminga, 51, joined TriZetto in August 2004 as our Executive Vice President of Professional Services. He served in this capacity until December 2006, when he was named Executive Vice President, Development and Professional Services. In December 2007, Mr. Tamminga was named Executive Vice President, Development and Customer Support. From June 1980 to July 2004, Mr. Tamminga was employed by Accenture (formerly known as Andersen Consulting), the last fourteen years as a partner. Mr. Tamminga was a founder of Accenture’s customer relationship management practice. From September 1994 through July 2004, Mr. Tamminga led Accenture’s global Siebel practice and alliance. He received his B.S. in Finance in 1979 and his M.B.A. in 1980, both from the University of Denver.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) has responsibility for reviewing, approving and monitoring our executive compensation program and ensuring that the program supports our primary objective of creating value for our stockholders. Throughout this Proxy Statement, those individuals who at any time during 2007 served as our Chief Executive Officer or Chief Financial Officer, as well as the other executive officers included in the Summary Compensation Table on page 36 of this Proxy Statement, are referred to as the “named executive officers.”

This Compensation Discussion and Analysis (“CD&A”) will focus on the following key topics:

•	Our objectives and philosophy concerning executive compensation;

•	The role of the Committee, its members and advisors, and the processes management uses in working with the Committee;

•	The benchmarking process used to review and establish the executive compensation program; and

•	The various components of our executive compensation program and the rationale for the use of each component.

Compensation Objectives and Philosophy

We have three key compensation objectives:

•	Motivate individuals to enhance value for stockholders, customers and employees;

•	Attract and retain talented executive officers and other employees; and

•	Support our short-term and long-term corporate performance objectives.

The Committee has established the following compensation philosophies in support of these objectives:

•

Align the interests of our executives and stockholders. The Committee believes it is important to tie a significant portion of executive compensation to the value of our stock in order to more closely align the interests of our named executive officers with the interests of our stockholders. For this reason, equity-based compensation is a significant component of compensation for our named executive officers. They are provided with equity-based compensation through a combination of non-qualified stock options, performance-based restricted stock awards and service-based restricted stock awards. In addition, the Committee has established minimum stock ownership guidelines for our executive officers to further align their interests with those of our stockholders.

•

Pay for performance. The Committee believes that executive compensation programs should in part be designed to compensate executives based on Company performance. The Committee sought to place particular emphasis on this philosophy in 2007. Thus, the Committee designed the compensation packages for our named executive officers such that a substantial portion of the compensation is contingent on our achievement of annual and multi-year financial results. In 2007, the metrics used to measure performance included consolidated revenue, earnings per share and free cash flow. In addition, we annually evaluate the performance, contribution and effectiveness of our named executive officers using our Key Performance Management System (“KPMS”) assessment process. The score achieved by our named executive officers through the KPMS assessment process directly affects the total compensation earned.

•

Build for the future. The Committee believes it is important to have a leadership team that is capable of successfully operating and growing an increasingly complex business. Consistent with this principle, we strive to establish and maintain an executive compensation program that enables us to attract talented executives with experience managing companies within our industry and our current stage of growth. We also seek to establish an executive compensation package that will provide us an opportunity to retain our performing executives in an increasingly competitive global market. In order to accomplish these goals, we recognize the importance of paying aggregate compensation that is competitive with that of other public companies in our industry.

•

Ensure transparency. The Committee appreciates the need for stockholders to have the opportunity to understand all of the elements of our executive compensation program. We are committed to providing disclosures on a timely basis, in plain English, so stockholders can understand the rationale for, and objectives of, our executive compensation decisions. In addition, we strictly adhere to rules and guidelines relating to the dating, pricing and disclosure of stock-based awards. In that regard, we do not time the release of material non-public information for the purpose of affecting the value of equity awards.

These philosophies guide the Committee in assessing the aggregate amount of compensation to pay to each of our named executive officers, as well as the mix of compensation components paid to each such officer. Other factors considered by the Committee include the benchmarking data provided to us by Mercer (US) Inc., general competitive practices and trends, our business objectives and corporate responsibilities, and regulatory requirements.

Our objectives and philosophy, as well as the other factors noted above, were reviewed and discussed by the Committee in 2007. After such review and discussion, the Committee determined that the stated objectives and philosophies accurately reflect the goals of the Committee and TriZetto. Accordingly, no substantive changes were made to them in 2007.

The Compensation Committee

Roles and Responsibilities

The Committee oversees our executive compensation program. It is also responsible for developing and reviewing our executive compensation objectives and philosophies and ensuring that our executive officers are compensated according to those objectives and philosophies. The Committee operates under a written charter. In accordance with our charter, the key responsibilities of the Committee include:

•	Periodically reviewing and revising our objectives and philosophy with respect to executive compensation;

•

Reviewing and approving compensation for our Chairman and Chief Executive Officer and other executive officers, including base salary, annual cash incentives, equity-based awards, employment agreements, severance arrangements, change in control arrangements and any other special or supplemental benefits relating to compensation;

•	Overseeing the administration of our 1998 Long-Term Incentive Plan;

•	Periodically surveying the executive compensation practices of other similarly positioned companies and making adjustments to our compensation practices, as necessary;

•	Establishing and approving annual performance goals and objectives for our Chairman and Chief Executive Officer, and evaluating his performance against such goals and objectives;

•	Approving our benefits and retirement plans;

•	On an annual basis reviewing and evaluating the adequacy of compensation and benefits for the independent directors, and recommending changes, if any, to the Board of Directors for approval;

•	Reviewing and approving the financial targets for our cash bonus and performance-based equity incentive programs, and approving payouts under these plans;

•	Periodically reporting its activities and decisions to our full Board of Directors; and

•	Preparing a report on compensation as required by the Securities and Exchange Commission (the “SEC”) for inclusion in our annual Proxy Statement, and reviewing this CD&A.

We periodically review our Compensation Committee charter to ensure that it accurately reflects the compensation objectives and philosophy of TriZetto. The most current version of the charter was adopted by the Board of Directors on January 30, 2008 and is available for public inspection on our website, www.trizetto.com.

Committee Membership

Paul F. LeFort, Lois A. Evans and L. William Krause were members of the Committee effective as of the beginning of 2007. Mr. LeFort was the Chairman of the Committee at that time. Ms. Evans resigned from the Board of Directors effective April 24, 2007. Effective April 25, 2007, Nancy H. Handel was appointed to replace Ms. Evans on the Committee concurrent with her appointment to our Board of Directors. On the same date, Mr. Krause was appointed Chairman of the Committee and Jerry P. Widman was appointed to the Committee, bringing the total number of Committee members to four. Each member of the Committee qualifies as a “non-employee” director under Rule 16b-3 of the Exchange Act, satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and qualifies as an “independent director” under the listing requirements of the NASDAQ Global Select Market.

Committee Process

The Committee meets as often as necessary, but at least twice annually. In 2007, the Committee met 12 times. The Committee’s Chairman works with our Senior Vice President – Human Capital Management (“SVP HCM”) to establish an annual calendar and an agenda for each meeting. The Committee evaluates and approves recommendations and proposals that are submitted, in writing, by our SVP HCM. In matters related to the compensation of our Chief Executive Officer, the Committee meets in executive session and reports its decisions to our Senior Vice President, General Counsel and Secretary. Minutes are kept of each Committee meeting and the Committee reports its action and decisions at regularly scheduled Board meetings. The Committee also may act by unanimous written consent. The Committee has final authority to make decisions with respect to the principal elements of compensation of our named executive officers and may, if it chooses, delegate any of its responsibilities to subcommittees. However, except for the particular tasks delegated to Mercer as described below, the Committee generally does not delegate any portion of its duties to subcommittees or third party consultants.

Advisors to the Committee

The Committee is authorized to engage its own advisors to assist in carrying out its responsibilities. In 2006, the Committee selected Mercer (US) Inc. (“Mercer”) to serve as a compensation consultant to the Committee. Mercer continued to act as a compensation consultant to the Committee through 2007 and is expected to continue in this role until determined otherwise by the Committee or Mercer. The Committee, at its discretion, may replace Mercer or hire additional consultants at any time.

Mercer and its parent company, Marsh & McLennan Companies (“MMC”), provide certain benefits administration services and product development services to us. This relationship was disclosed to the Committee prior to its selection of an advisor, and the Committee determined that our pre-existing relationship with Mercer and MMC did not create a conflict with Mercer’s ability to provide professional and objective counsel to the Committee with respect to executive compensation analysis.

In 2007, MMC and its affiliates, including Mercer, received the following fees, either directly or indirectly, in connection with its relationship with TriZetto:

		Company Sponsor

MMC Division	Work Performed	Compensation Committee	Senior Vice President— Human Capital Management		Senior Vice President— Integrated Health Solutions
Mercer (US) Inc.	Advisor to the Compensation Committee	$151,824
Mercer Health & Benefits, LLC	Administration of our Employee Benefits Program		$263,397	(1)

	Commissions from insurance carriers and benefit vendors		$48,439

	Consulting on new product development				$7,156
Marsh Executive Benefits	Management of Executive Deferred Compensation Plan(3)		$37,972	(2)
Sub-Total By Company Sponsor		$151,824	$349,808		$7,156
Grand Total					$508,788
(1)	We pay Aetna, Inc. (“Aetna”) administrative fees in connection with our self-funded medical benefits plan. This amount represents the administrative fee initially paid to Aetna, which was then remitted to Mercer Health & Benefits in connection with Mercer’s administration of the plan.
(2)	This amount was not paid directly to Marsh Executive Benefits by us, but represents fee income and commissions received by Marsh Executive Benefits in connection with its management of our Executive Deferred Compensation Plan.

Mercer’s engagement by the Committee includes reviewing and advising on all aspects of executive and independent director compensation. Mercer has the authority to provide advice to the Committee regarding any aspect of our executive compensation policies and programs.

Mercer’s principal responsibilities include:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available proxy data for the peer group and other peer group data;

•	analyzing pay survey data and analyses provided by our management;

•	reviewing and advising on the performance measures to be used in bonus formulas and performance-based equity awards;

•	reviewing and advising on target bonus levels, actual year-end bonus calculations, and the design and size of equity awards; and

•	working on special projects for the Committee, including advising on the Committee’s charter and reporting on the responsibilities and processes of other companies’ compensation committees.

The Committee has asked Mercer to attend all regular meetings of the Committee and most of its special meetings, unless otherwise requested by the Committee. During 2007, Mercer attended seven of the Committee’s 12 meetings. In the course of fulfilling its consulting responsibilities, Mercer meets with management from time to time to gather information on and review proposals that management may make to the Committee. However, Mercer reports its findings to the Committee, not to management.

During 2007, Mercer provided the Committee with benchmark data and analysis comparing the compensation of our executives to executives holding similar positions at certain peer group companies. Mercer also opines on the reasonableness and competitiveness of our executive compensation practices, and provides the Committee with objective analysis of our performance versus that of our peer group. In providing the Committee with survey data and advice, Mercer relied on compensation surveys, publicly available information regarding the companies in our peer group, and Mercer’s experience with companies inside and outside our peer group. While the information and advice provided by Mercer to the Committee are important components of the overall compensation determination process, Mercer does not have any direct decision-making authority with respect to executive compensation decisions. All of the decisions with respect to determining the amount or form of executive and independent director compensation under our executive and independent director compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.

The Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Committee remains objective and is not influenced by our management. These procedures include:

•	a direct reporting relationship of the Mercer consultant to the Committee;

•	a provision in the Committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management;

•	an annual update to the Committee on Mercer’s financial relationship with the Company, including a summary of the work performed for us during the preceding 12 months; and

•

written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Committee has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work performed for the Company.

Mercer has provided the Committee with written assurance that these procedures continue to be in place and were followed during 2007.

Management Involvement in Compensation Decisions

Compensation decisions for our Chairman and Chief Executive Officer are made solely by the Committee with input from Mercer or other information sources as deemed necessary or appropriate by the Committee. Members of our management team (including our Chairman and Chief Executive Officer) do not exercise any influence over compensation decisions for our Chairman and Chief Executive Officer.

Compensation proposals for our named executive officers other than our Chairman and Chief Executive Officer are initially developed by our SVP HCM and other management personnel in the human resources department. After incorporating any comments from our Chairman and Chief Executive Officer, our SVP HCM is typically asked by the Committee to present the compensation proposals. Our SVP HCM regularly attends Committee meetings. In addition, one or more of our Chairman and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer occasionally participate in Committee discussions regarding the compensation of our named executive officers (other than our Chairman and Chief Executive Officer or themselves) at the request of the Committee. However, while members of the management team do have the ability to influence compensation decisions by providing input at Committee meetings that they attend, they do not participate in actual executive compensation decisions and the Committee is not obligated to accept management’s recommendations with respect to executive compensation.

Key Performance Management System (KPMS)

For the past several years, we have used a proprietary performance management system to assess the individual performance of certain executive officers, including each of our named executive officers. The system is referred to as the Key Performance Management System (the “KPMS”). The KPMS is an objectives-based performance evaluation tool that management uses to establish individual performance targets for certain executives at the beginning of each fiscal year and then objectively assess the performance of those executives by comparing actual results at the end of the fiscal year to the initial performance targets. The score received by each of the executives on the KPMS is one factor the Committee uses to evaluate the performance, contribution and effectiveness of the executives during the fiscal year.

The specific performance targets chosen for each executive vary based upon position and responsibility levels, but are generally closely related to our strategic and tactical business objectives. KPMS objectives for our Chairman and Chief Executive Officer are established directly by the Committee. KPMS objectives for our named executive officers other than our Chairman and Chief Executive Officer are determined by the management team with final approval from the Committee. KPMS performance targets that may be utilized for our named executive officers include attainment of our financial performance objectives, as well as achievement of individual performance objectives relating to operational efficiency, customer satisfaction and organizational excellence.

The scores achieved by each of our named executive officers through the KPMS assessment process directly impacts the total compensation he or she earns. In particular, performance against the KPMS objectives are taken into consideration when establishing base salary increases and annual incentive cash compensation awards, as discussed in greater detail under the sections entitled “Base Salary” and “Annual Incentive Cash Compensation” below.

Executive Compensation Components

For 2007, the components of compensation for the named executive officers remained substantially unchanged from 2006. The principal components of compensation were:

•	Base salary;

•	Annual cash incentive compensation for the achievement of performance objectives;

•	Long-term incentive compensation (including both stock options and restricted stock awards); and

•	Perquisites and generally available benefits programs.

The Committee chose these elements of compensation after considering a number of factors, including recommendations from Mercer, competitive practices in our peer group and elsewhere, and the need to drive operational and financial performance. The four principal components of compensation were selected because each is considered useful or necessary to meet one or more of the principal objectives of our compensation philosophy. For example, base salary is set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time they spend and the services they perform. Annual cash incentive compensation is generally designed to reward the achievement of short-term individual and Company performance targets. Our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. Finally, while our perquisites are purposefully limited and are provided only to our Chairman and Chief Executive Officer, we do provide other benefits, such as medical and dental insurance, to our named executive officers that are generally available to all employees. Those benefits represent a fundamental component of compensation necessary to attract and retain employees.

The Committee annually reviews each of the four principal components of executive compensation. The Committee currently expects to continue its policy of reviewing the principal components of compensation at least annually. In setting compensation levels for each named executive officer, the Committee takes into consideration the proposed compensation package as a whole and each component individually, as well as the executive’s past and expected future contributions to TriZetto.

Other than as set forth above, we do not have any formal policies which dictate the amount to be paid with respect to each component of compensation, nor do we have any formal policies which dictate the proportion of the various elements. We also do not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee relies on the factors set forth above and the process described under the sections herein entitled “Management Involvement in Compensation Decisions” and “Benchmarking Process” to determine the compensation to be paid to our named executive officers.

Benchmarking Process

In order to properly review and analyze our executive compensation program, the Committee has determined that it is prudent to compare certain aspects of executive compensation, such as base salary, annual cash incentives and long-term equity incentives, to those provided by our peer group. Working with Mercer, the Committee reevaluated the peer group used in 2006 and determined a group for 2007. In 2007, the Committee requested that Mercer identify the compensation paid to executives holding equivalent positions or having similar responsibilities as our named executive officers within a peer group consisting of the following companies:

• i2 Technologies	• Informatica Corporation

• Aspen Technologies	• Inventiv Health

• Eclipsys Corporation	• JDA Software

• Emdeon Corporation	• Lawson Software

• Epicor Software Corporation	• Manhattan Associates

• Fair Issac Corporation	• Micros Software

• First Consulting Group	• Sapient Corporation

• Henry & Associates	• Tibco Software

• ICT Group, Inc.	• Transaction System Architects

In determining the 2007 peer group, the Committee selected from among companies that met certain of the following criteria: (1) U.S. publicly traded, (2) similar revenue size, (3) similar industry and (4) similar products or services (software and related services). These criteria were identified by Mercer as the key criteria that should be used to determine an appropriate peer group. The following table sets forth each of the 2007 peer group companies as well as some of the criteria used to select each company for inclusion within the peer group:

Name	2006 Revenue (in 000’s)	Description
i2 Technologies	$279.7	Supply chain management software
Aspen Technologies	$293.3	Integrated software solutions
Eclipsys Corporation	$427.5	Integrated software solutions
Emdeon Corporation	$1,099.0	Health information services
Epicor Software Corporation	$384.1	Enterprise software
Fair Issac Corporation	$822.2	Consumer credit information
First Consulting Group	$277.8	Information products and services
Henry & Associates	$668.1	Information services for banks
ICT Group, Inc.	$447.9	Outsourced business services
Informatica Corporation	$324.6	Enterprise software
Inventiv Health	$766.2	Information products
JDA Software	$277.5	Supply and demand management software
Lawson Software	$750.4	Enterprise software
Manhattan Associates	$246.4	Supply chain software
Micros Software	$785.7	Enterprise software
Sapient Corporation	$421.6	Technology consulting and services
Tibco Software	$577.4	Infrastructure software
Transaction System Architects	$293.0	Electronic payment systems

The companies added to the 2007 peer group, which were not part of the 2006 peer group were: i2 Technologies, Aspen Technologies, Emdeon Corporation, Henry & Associates, Informatica Corporation, Inventiv Health, JDA Software, Manhattan Associates, Micros Software, and Tibco Software. The companies which were removed from the 2006 peer group for 2007 were: Computer Horizons Corp., Kanbay International, Inc., Per-Se Technologies, Inc., QAD Inc., Quest Software, SI Corp., Transaction System Corporation, and Vignette Corporation. The principal reasons that the peer group companies changed from 2006 to 2007 were: (1) the completion of acquisitions, (2) a substantial increase or decrease in revenue size, and/or (3) a lack of timely SEC filings. The peer group to be used for 2008 has not yet been determined.

We relied on a compensation study review provided by Mercer to establish target compensation levels based upon compensation levels provided by members of our peer group. Data from the review included base salary, targeted incentive cash compensation and targeted long-term equity incentive awards for executive officers with various positions and responsibility levels from our peer group companies. The use of the compensation review for the named executive officers was limited to information from our peer group except for the President and Chief Operating Officer position for which data from similar-sized companies across industries was also reviewed given the lack of an adequate sample of similar positions within the peer group. Furthermore, consistent with standard practices, Mercer applied its own knowledge and experience, including with regard to companies outside the peer group, in advising the Committee about appropriate compensation levels and in gauging whether the peer group was an appropriate measure of the general market’s compensation practices.

In addition to providing a comprehensive compensation review setting forth the compensation amounts and components paid by our peer group companies to their executive officers, the Mercer compensation study review included a relative performance analysis which compared our financial results over a one-year and three-year period to the financial results of our peer group companies over the same periods. The analysis relied on several key financial performance metrics, which included revenue growth, operating margins, return on equity, and total stockholder returns, to compare the comprehensive financial results of the various companies. The Committee selected these specific performance metrics from a list of performance metrics initially proposed by Mercer, and then instructed Mercer to compile data relevant to each of the selected metrics from the peer group companies, most of which was publicly available through SEC filings or otherwise. Once the data was obtained, each of the financial metrics were assigned equal weights, and were then used to create a single benchmark of overall financial performance for each of the various companies over the one-year and three-year periods. The most significant result of the performance analysis is that it afforded us the ability to compare the Company’s comprehensive financial results with that of each of the companies in its peer group, and to determine precisely where the Company’s results ranked with respect to the other companies.

Upon delivery of the final review by Mercer, the Committee determined that, for purposes of making decisions regarding total compensation to be paid, it should rely on the performance benchmark data provided with respect to the three-year period. The Committee reasoned that the longer period reduces the effects of business cyclicality and other unusual charges that may skew financial results over the short term and, therefore, provides a better benchmark to which to compare our overall financial performance. In this regard, we excluded the impact of the one-time $15.0 million legal settlement that we reached with McKesson Information Solutions, LLC in the third quarter of 2006 for purposes of comparing our financial results to those of our peer group.

The key conclusion from the relative performance analysis was we have performed at approximately the 65th percentile with respect to our peer group companies over the past three years. After carefully reviewing the results of the performance analysis and discussing the methodology with Mercer, the Committee determined that it was reasonable to use the 65th percentile as a benchmark for setting initial total compensation targets for our named executive officers’ compensation (subject to a number of other factors discussed with respect to individual compensation components below). In other words, the Committee determined that total compensation paid to our named executive officers should be at approximately the 65th percentile of total compensation paid to executive officers at our peer group companies who have similar positions and responsibilities. The Committee believes that, because pay for performance is a key compensation philosophy, compensating executive officers on a level which is commensurate with their recent performance (as reflected in our recent financial results) is a prudent and equitable way to make compensation decisions. As a result of the foregoing, the actual compensation paid out to our named executive officers in 2007 was generally consistent with the 65th percentile of total compensation paid to executive officers at our peer group companies.

Base Salary

We provide executives with base salaries to compensate them for services rendered during the year. Base salaries provide a basic level of compensation and are necessary to recruit and retain executives. While the Committee does not specifically benchmark individual compensation components (such as base salary) as it does with total compensation, the Committee does receive and review base salary information regarding the peer group companies provided by Mercer. In light of the availability of this information, and the Committee’s decision to target overall compensation at the 65th percentile, the starting place for the determination of base salary for our named executive officers is approximately the 65th percentile of executives with similar positions and responsibilities at our peer group companies. However, this information is only one factor used to establish base salaries for our named executive officers. The Committee also considers the following factors during its review process:

•	Market and peer data provided by independent research and outside consultants;

•	An internal equity review of each executive’s compensation relative to that of other executives with comparable roles;

•	An evaluation of each executive’s contribution and performance using the KPMS assessment process; and

•	Overall annual salary budget guidelines for the Company.

Chairman and Chief Executive Officer

As with all of our named executive officers, the annual base salary of our Chairman and Chief Executive Officer is initially set by comparison to the 65th percentile of base salaries for executive officers with similar positions and responsibilities at our peer group companies and consideration of several factors, including those set forth above. Annual base salary adjustments are based on the Committee’s reevaluation of market data reflecting salaries paid by peer group companies, our overall annual salary budget guidelines, an evaluation of internal pay equity concepts and an evaluation of his performance using the KPMS assessment process. In 2007, base salary comprised 21% of our Chairman and Chief Executive Officer’s total compensation.

Other Executive Officers

The annual base salaries of our other executive officers are initially set by comparison to the 65th percentile of base salaries for officers with similar positions and responsibilities at our peer group companies and consideration of several factors, including those set forth above. Annual base salary adjustments for our executive officers other than our Chairman and Chief Executive Officer are based primarily on a reevaluation of the salaries paid by peer group companies, a review of market and peer data provided by compensation consultants as well as an internal equity review of each executive’s salary relative to other executives with comparable roles and performance. Our Chairman and Chief Executive Officer also exercises some influence with respect to the final base salary amounts to be paid to the executive officers after consideration of the above factors and consultation with the Committee. However, final compensation decisions for each of our executive officers are made by the Committee. In 2007, base salary comprised between 27% and 85% of the total compensation earned by our named executive officers other than our Chairman and Chief Executive Officer.

The following table sets forth the 2007 base salary of each of our named executive officers, the 2007 base salary as a percentage of 2007 total compensation, the percentage increase in the base salary of each of our named executive officers from 2006 to 2007, and a comparison of the base salary paid to each of our named executive officers to the 65th percentile of our peer group companies for officers with similar positions and responsibilities.

Named Executive Officer	2007 Base Salary	2007 Base Salary as a Percentage of 2007 Total Compensation	Percentage Increase in Base Salary from 2006 to 2007	2007 Base Salary Percentage Above or Below 65th Percentile
Jeffrey H. Margolis Chairman and Chief Executive Officer	$573,021	21%	5%	-8%
James C. Malone(1) Former Executive Vice President and Chief Financial Officer	$320,252	85%	5%	-9%
Robert G. Barbieri(2) Chief Financial Officer	$375,000	51%	—	+7%
Kathleen Earley President and Chief Operating Officer	$425,241	27%	5%	+14%
Anthony Bellomo(3) Executive Vice President—Product Management	$330,000	35%	10%	-8%
Philip J. Tamminga(3) Executive Vice President, Development and Customer Support	$330,000	40%	12%	-8%
(1)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. The amounts set forth in this table with respect to Mr. Malone reflect what he would have been paid had he been employed for the entire fiscal year. Because he resigned mid-year, Mr. Malone was not eligible for certain annual cash and long-term incentive compensation.
(2)	Mr. Barbieri was hired as our Chief Financial Officer effective as of August 13, 2007. The amounts set forth in this table with respect to Mr. Barbieri reflect what he would have been paid had he been employed for the entire fiscal year.
(3)	The 2007 base salaries for Messrs. Bellomo and Tamminga became effective on February 16, 2007 and also reflect a promotion to an Executive Vice President position.

Annual Cash Incentive Compensation

The majority of our employees, including our named executive officers, are eligible to receive annual cash incentive compensation under our Cash Bonus Plan (the “Plan”). With respect to our named executive officers, the Plan is designed to align a significant portion of each executive’s cash compensation with our annual performance to ensure that our executives focus on critical annual performance objectives and share the financial benefits of meeting or exceeding those objectives. It is also designed to help attract and retain qualified executives and reward exceptional goal achievement.

Calculation of Targeted Bonus Pool

At the beginning of each fiscal year, our management team establishes a targeted annual budget for the Plan (the “Targeted Bonus Pool”). The determination of the Targeted Bonus Pool is a multi-step process. Initially, our management team ascertains the projected salary expense for each eligible employee for the upcoming fiscal year and establishes an individual target bonus opportunity for each such employee. The individual target bonus opportunity for each employee is generally a fixed percentage of the base salary for that employee and varies considerably based upon the position and responsibility level of the employee. For example, in 2007, the individual target bonus opportunity ranged from 2% of base salary for our entry-level employees to 100% of base salary for our most senior executives. The 2007 individual target bonus opportunity for our named executive officers ranged from 75% to 100% of base salary. The Targeted Bonus Pool is then determined by aggregating the dollar amount of the individual target bonus opportunities for all of our eligible employees, including our named executive officers. For 2007, the Targeted Bonus Pool amount was $19,610,000 (based on staffing levels at the time the pool was determined). However, while the Targeted Bonus Pool is used as the starting point for determining the total amount available under the Plan, the aggregate funding level for the Plan for a given year ultimately depends entirely upon our performance for that year.

Use of Performance Metrics

In order to gauge our performance during a given fiscal year for purposes of funding the Plan, we have historically relied upon the achievement of financial performance objectives relating to revenue, EBITDA, adjusted EBITDA, net income, earnings per share, free cash flow and revenue growth, as well as financial targets applicable to the Company’s business units. For 2007, the Committee determined that the following performance metrics were most appropriate to assess our overall financial performance:

Performance Metrics	Rationale
Consolidated Revenue

•     Essential measure of total stockholder return.

•     Focuses executives on top line growth for all segments of our business.

•     Readily measured and reported to stockholders on a quarterly and annual basis.

Diluted Earnings Per Share	• Essential measure of total value accrued to stockholders. • Key valuation metric used by Wall Street and investors. • Readily measured and reported to stockholders on a quarterly and annual basis.
Free Cash Flow

•     Key valuation metric used by Wall Street and investors.

•     Focuses management on cash produced by ongoing business operations.

•     Readily measured and reported to stockholders on a quarterly and annual basis.

At the beginning of each fiscal year, in addition to calculating the Targeted Bonus Pool, our management team proposes target amounts for each of the performance metrics. The proposed target amounts are determined after consideration of several factors, including performance with respect to the metrics in prior years, current strategies and business plans, and our commitment to stockholder return. The target amounts are ultimately approved by the Committee. For 2007, the target amounts for each of the three performance metrics and the weights assigned to each of the metrics were as follows:

Performance Metric	Weight	Target
Consolidated Revenue	33.3%	$449,300,000
Diluted Earnings Per Share	33.3%	$0.53
Free Cash Flow	33.3%	$46,800,000

By assigning weights of 33.3% to each of the performance metrics, the Committee has ensured that Company performance with respect to each metric will play an equal role in the final determination of the amount actually paid out under the Plan for a given year. The Committee believes that this is a prudent way to weight each performance metric because it believes that each metric is equally important in measuring our financial performance over the course of a given fiscal year.

Calculation of Final Bonus Pool

As discussed above, our achievement with respect to the targets set for the three performance metrics is directly related to the amount that is actually paid out under the Plan at the end of a given fiscal year (the “Final Bonus Pool”). The Committee has approved the following formula for calculating the Final Bonus Pool. We must achieve at least 80% of a target performance metric (the “Threshold Level”) in order for the Plan to be funded with respect to that performance metric. At the Threshold Level of achievement, the funding percentage for the particular performance metric is 50%. If we achieve 100% of a target performance metric (the “Target Level”), the funding percentage for the particular performance metric is 100%. If we achieve 125% of a target performance metric (the “Maximum Level”), or greater, the funding percentage for the particular performance metric is 150%. If we achieve anywhere between the Threshold Level and the Maximum Level of a particular performance metric, the funding percentage for the performance metric is calculated via interpolation, meaning that it is adjusted pro rata based upon the level of achievement.

The table below summarizes the threshold, target, and maximum amounts applicable to each of the performance metrics in 2007 as well as the funding levels associated with each amount.

Performance Metric	Threshold Level (80% of Target)	Target Level	Maximum Level (125% of Target)
Consolidated Revenue	$359,400,000 (50% funding level)	$449,300,000 (100% funding level)	$561,600,000 (150% funding level)
Earnings Per Share	$0.42 (50% funding level)	$0.53 (100% funding level)	$0.66 (150% funding level)
Free Cash Flow	$37,400,000 (50% funding level)	$46,800,000 (100% funding level)	$58,500,000 (150% funding level)

After assessing the Company’s actual performance in 2007, the Committee determined that the Company achieved a funding result of 102% for the Consolidated Revenue target, 106% for the Earnings Per Share target (excluding the impact of our convertible note offerings) and 96% for the Free Cash Flow target, resulting in a total weighted average funding level of approximately 101% (the “Total Weighted Average Funding Result”). The Total Weighted Average Funding Result corresponds to a Final Bonus Pool for all participating employees of $18,442,000 (based on staffing levels as of December 31, 2007).

Calculation of Individual Bonus Payout Amounts

Upon calculating the Final Bonus Pool, the Committee is then tasked with determining the amount of annual cash incentive compensation to be paid to our executive officers, including our named executive officers. The Committee delegates to our management team the responsibility for determining the amount of annual cash incentive compensation to be paid to all other eligible employees.

As mentioned above, at the beginning of each fiscal year, our management team establishes an individual target bonus opportunity for each employee that is used to establish the Target Bonus Pool. However, the actual annual cash incentive compensation amount to be paid to each employee with respect to a given year, while correlated to the initial targeted bonus amount, is ultimately dependent on our performance with respect to certain financial performance criteria and the employee’s individual performance, as assessed by the KPMS process.

For 2007, the Committee determined that the performance metrics used to assess our financial performance for purposes of determining the Final Bonus Pool should largely be the same as the performance metrics used to determine individual annual cash incentive compensation payouts. Accordingly, the three main performance metrics used were Consolidated Revenue, Diluted Earnings Per Share and Free Cash Flow. The Committee has purposefully tied the performance metrics used to calculate the Final Bonus Pool to those used to calculate individual payouts under the Plan because it believes that this focuses management on the achievement of important Company financial performance objectives and ensures that there is a direct correlation between the value of bonuses to be paid under the Plan in a given year and the value of the Final Bonus Pool in the same year. However, in addition to relying on these performance criteria, the Committee also believes that it is important to make individual performance an important part of the annual cash incentive compensation calculation.

The following table sets forth the four performance metrics that the Committee relies on when calculating the payout of individual bonuses under the Plan and the weights applicable to each performance metric:

Performance Metric	Weight
Consolidated Revenue	30%
Diluted Earnings Per Share	30%
Free Cash Flow	30%
Individual Performance (measured using the KPMS process)	10%

Because the Committee believes that each of the three Company financial metrics identified above are equally important indicators of our overall financial performance for purposes of determining individual payout amounts under the Plan, it chose to assign an equal weight of 30% to each of them for 2007. In other words, 90% of the total annual cash incentive compensation amount that could be paid to each of our named executive officers is directly tied to our achievement with respect to these three financial performance metrics.

While individual performance was a qualitative factor that was generally taken into account when calculating annual cash incentive payments to individual executives in prior years, it was not a specific quantitative input for the annual cash incentive compensation calculation. However, in 2007, the Committee determined that it was important to formally link each individual executive officer’s KPMS score to the annual cash incentive compensation calculation process. For the first year, the Committee decided to assign a weight of 10% to individual performance (measured using the KPMS scores) and reduced the weight for each of the three Company financial metrics to 30%. For calendar year 2008, the Committee has determined that the appropriate weight for the individual performance metric is 20%, reflecting its determination that individual performance should be more closely correlated with the payment of individual bonuses. The Committee will continue to assess, on at least an annual basis, whether individual performance should play a greater or lesser role in the computation of annual cash incentive payments.

The calculation of the actual annual cash incentive compensation amount to be paid to each named executive officer is nearly identical in principle to the calculation used to determine the Final Bonus Pool. As with calculation of the Final Bonus Pool, the most important variable is the Total Weighted Average Funding Result, which equaled approximately 101% in 2007. Because the Total Weighted Average Funding Result is calculated by reference to our performance with respect to the three specified performance metrics, it is weighted 90% in the determination of individual bonus payouts under the Plan. This portion of the calculation is identical for each of our named executive officers. The remaining 10% is calculated based upon the scores using the KPMS process. Accordingly, this portion of the calculation is unique to each named executive officer. Once the Committee has determined the Total Weighted Average Funding Result, ascertained the scores achieved by each of our named executive officers using the KPMS process and assigned the appropriate weights to each variable, it is then able to determine a weighted average achievement level for each named executive officer (as it relates to any of our named executive officers, the “Individual Weighted Average Achievement Result”).

An Individual Weighted Average Achievement Result of at least 80% must be realized by a named executive officer before he or she will be paid any bonus under the Plan. Assuming achievement at the 80% level, each named executive officer will receive a cash bonus, but the amount will vary considerably based upon the exact Individual Weighted Average Achievement Result attained and the position and responsibility level of the named executive officer. The Committee established the targeted bonus amounts for each named executive officer as a percentage of base salary after reviewing peer group data and consulting with our management team. In keeping with our pay for performance philosophy, the cash bonus available to each named executive officer under the Plan represents a significant percentage of base salary and increases as a percentage of base salary as the responsibility level of the executive increases.

If a named executive officer attains an Individual Weighted Average Achievement Result at exactly the 80% level, it will result in the payment of 50% of the targeted bonus amount for the named executive officer. Achievement at exactly the 100% level will result in payment of 100% of the targeted bonus amount for the named executive officer, and achievement at exactly the 125% level will result in payment of 145% of the targeted bonus amount for the named executive officer. Achievement anywhere between the 80% level and the 125% level will result in the payout of a bonus that is calculated based upon interpolation, meaning that it will be adjusted pro rata based upon the level of achievement.

The table below summarizes the bonus amounts payable to our named executive officers in 2007 based upon the attainment of Individual Weighted Average Achievement Results at the 80% level, 100% level and 125% level.

Individual Bonus Opportunity Amount
Name	80% Individual Weighted Average Achievement Result	100% Individual Weighted Average Achievement Result	125% Individual Weighted Average Achievement Result
Jeffrey H. Margolis	$286,511 (50% of Target)	$573,021 (Target)	$830,880 (145% of Target)
James C. Malone(1)	—	—	—
Robert G. Barbieri(2)	$61,875 (50% of Target)	$123,750 (Target)	$179,438 (145% of Target)
Kathleen Earley	$212,621 (50% of Target)	$425,241 (Target)	$616,599 (145% of Target)
Anthony Bellomo	$123,750 (50% of Target)	$247,500 (Target)	$358,875 (145% of Target)
Philip J. Tamminga	$123,750 (50% of Target)	$247,500 (Target)	$358,875 (145% of Target)
(1)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. Accordingly, Mr. Malone did not have a potential individual bonus opportunity for the fiscal year.
(2)	Mr. Barbieri was hired as our Chief Financial Officer effective as of August 13, 2007. The information set forth in the table above reflects the reduced individual bonus opportunity amount payable to Mr. Barbieri as a result of the fact that he was not employed by TriZetto for the entire fiscal year.

Based upon the individual bonus opportunity amounts set forth in the table above, the Total Weighted Average Funding Result of 101%, and the scores achieved by each of our named executive officers using the KPMS process, the annual cash incentive compensation paid to our named executive officers in 2007 was calculated as follows:

Name	2007 Target Bonus	2007 Funding Level Based on Performance Metrics(1)	2007 Funding Level Based on KPMS Score(2)	2007 Individual Weighted Average Result(3)	2007 Actual Cash Bonus(4)
Jeffrey H. Margolis	$573,021	91.1%	9.7%	100.8%	$577,625
James C. Malone(5)	—	—	—	—	—
Robert G. Barbieri(6)	$123,750	91.1%	9.5%	100.6%	$124,500
Kathleen Earley	$425,241	91.1%	10.0%	101.1%	$430,000
Anthony Bellomo	$247,500	91.1%	10.1%	101.2%	$250,500
Philip J. Tamminga	$247,500	91.1%	10.1%	101.2%	$250,500
(1)	The amounts set forth in this column were determined by multiplying the Total Weighted Average Funding Level, which was 101.2%, by the weight applied to the Company performance metrics for purposes of calculating individual bonus payouts, which was 90%.
(2)	The amounts set forth in this column were determined by multiplying the KPMS score for each named executive officer by the weight applied to the KPMS score for purposes of calculating individual bonus payouts, which was 10%.
(3)	The amounts in this column represent the sum of the Funding Level Based on Performance Metrics column and the Funding Level Based on KPMS Score column as they relate to each named executive officer.
(4)	The amounts set forth in this column were determined by multiplying the 2007 Target Bonus and the 2007 Individual Weighted Average Result (with modest rounding) and are identical to the amounts reported for each named executive officer in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36 of this Proxy Statement.
(5)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. Accordingly, Mr. Malone did not have a potential individual bonus opportunity for the fiscal year.
(6)	Mr. Barbieri was hired as our Chief Financial Officer effective as of August 13, 2007. The information set forth in the table above reflects the reduced “2007 Target Bonus” and “2007 Actual Cash Bonus” payable to Mr. Barbieri as a result of the fact that he was not employed by us for the entire fiscal year.

The 2007 annual cash incentive compensation amount paid to our Chairman and Chief Executive Officer comprised 21% of his total compensation in 2007. The amounts paid to our other named executive officers comprised between 0% and 30% of the total compensation paid to them in 2007. Payment of these annual cash incentive compensation amounts occurred on March 14, 2008.

Long-Term Incentive Compensation

Long-Term Incentive Compensation for 2007

In 2007, long-term incentive compensation was awarded by the Committee pursuant to our stockholder-approved 1998 Long-Term Incentive Plan (the “LTIP”). The LTIP is designed to motivate executives to achieve long-term goals to create stockholder value and reward them to the extent they achieve such goals. The long-term incentive awards in 2007 for the named executive officers included three basic components: non-qualified stock options, performance-based restricted stock and service-based restricted stock. Historically, we have granted our stock-based awards during the first quarter of each fiscal year.

All grants of non-qualified stock options and restricted stock are initially proposed by management and then approved by the Committee. Management generally does not have any discretion regarding the timing or amount of any grants of options or restricted stock. However, following approval of the grant by the Committee, management is responsible for the administration of the agreements under which the options and restricted stock are granted. In addition, we strictly adhere to rules and guidelines relating to the dating, pricing and disclosure of stock-based awards. In that regard, we do not time the release of material non-public information for the purpose of affecting the value of equity awards.

For 2007, the Committee determined that it was appropriate to award long-term incentive compensation to our named executive officers based upon a multiplier of each named executive officer’s 2007 salary. The multiplier that the Committee determined to be appropriate for each named executive officer was selected after a review of independent survey data regarding the compensation practices of companies with respect to awarding long-term incentive compensation to executives. The companies reviewed included those within the peer group and those outside of the peer group. The Committee used the survey data to determine the typical correlation between base salary and the value of long-term incentive compensation awarded in a given year for named executive officers with different positions and levels of responsibility. The Committee then used that correlation to establish a multiplier appropriate to each named executive officer. However, the Company did not specifically benchmark its total long-term incentive compensation to that of any of the companies it reviewed. Instead, the Committee used the independent survey data as one factor in assessing an appropriate long-term incentive compensation amount for each named executive officer. The Committee also considered other factors such as the following:

•

For new executives, the aggregate long-term incentive awards necessary to attract the executive to the Company as well as the potential that we may need to supply the executive with an inducement award to compensate the executive for loss of compensation from leaving a previous employer; and

•

For continuing executives, the executive’s prior and outstanding awards, award levels offered by peer companies for executives with similar positions and responsibilities, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance and expected future contributions to the Company.

The table below sets forth the 2007 salary, applicable multiplier and resulting total value of long-term incentive compensation awarded to each of our named executive officers in 2007.

Named Executive Officer	2007 Base Salary	Applicable Multiplier	Total Value of 2007 Long-Term Incentive Award
Jeffrey H. Margolis	$573,021	1.75	$1,003,314
James C. Malone(1)	$320,252	0.96	$307,442
Robert G. Barbieri(2)	$375,000	5.10(3)	$1,913,080(3)
Kathleen Earley	$425,241	1.07	$455,008
Anthony Bellomo	$330,000	0.64	$211,200
Philip J. Tamminga	$330,000	0.64	$211,200
(1)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007.
(2)	Mr. Barbieri was hired as our Chief Financial Officer effective as of August 13, 2007.
(3)	The total value of long-term incentive awards payable to Mr. Barbieri in 2007 reflects the payment of an inducement award of service-based restricted stock which was used to recruit Mr. Barbieri.

As mentioned above, long-term incentive compensation awards include non-qualified stock options, service-based restricted stock and performance-based restricted stock. For 2007, the Compensation Committee determined that it was appropriate to award 50% of the total value of long-term incentive awards in the form of non-qualified stock options and 50% in the form of service-based and performance-based restricted stock. In choosing to split the grants between these distinct types of long-term incentive awards, the Committee indicated that it believes that each award has attributes that are important for the accomplishment of our executive compensation objectives. The most important attributes associated with each such award are discussed under the separate award headings below. In addition, the Committee considered the following factors:

•	The number of unvested options already held by executives;

•	The likelihood that the outstanding awards would have a meaningful impact on executive retention and performance;

•	The likelihood that reasonable share performance or financial targets could be met;

•	Efficient use of equity to provide lower long-term dilution to stockholders through the use of restricted stock; and

•	Lower FAS 123(R) expense with the use of restricted stock.

Non-Qualified Stock Options

Non-qualified stock options afford the recipient with the opportunity to purchase a certain number of shares of our common stock at a specified exercise price during the term of the option. If the price of our common stock increases during the term, then the recipient can exercise the option and profit from the spread between the sale price of the common stock and the exercise price.

Based on the Committee’s decision to award 50% of the total value of long-term incentive awards in the form of non-qualified stock options, and using the Black-Scholes option pricing model for valuing the stock option awards, we awarded an aggregate of 197,428 stock options to our named executive officers in 2007. In accordance with the terms of the LTIP, the option exercise price for all stock options is equal to the closing price of our common stock on the date of grant. We do not issue discounted stock options or permit the repricing of previously issued options. Stock options granted in 2007 have a ten-year term and generally vest ratably over a four-year period.

We believe that stock options are an important element of total executive compensation because stock options:

•	Focus executives on increasing stockholder value;

•	Are consistent with our pay-for-performance philosophy, as value is created for the executive only if the share price of our common stock increases during the option term; and

•	Help retain key executives as the options typically vest on a ratable basis over a multi-year period.

Restricted Stock

Restricted stock is common stock that is granted to our named executive officers subject to forfeiture unless specified conditions are met. In the case of service-based restricted stock, the award will vest provided the executive remains employed with the Company on the vesting date. In the case of performance-based restricted stock, some or all of the award will generally be forfeited unless certain individual or Company performance targets are achieved. As mentioned above, the Committee determined that 50% of the total value of long-term incentive awards should be in the form of service-based and performance-based restricted stock. Historically, all of our restricted stock awards were service-based awards and were, therefore, subject to vesting based solely upon continued employment and the passage of time. However, management proposed to the Committee in 2007 that 1/3 of the restricted stock awards be granted in the form of performance-based awards with the other 2/3 being granted in the form of service-based awards. Because it believes that the proposal was in keeping with our pay-for-performance philosophy and will further focus management on delivering business results that will enhance stockholder value, the Committee decided to adopt management’s proposal.

Service-Based Restricted Stock. As a result of the Committee’s determination regarding the aggregate value of service-based restricted stock to be awarded, and using the market value of the awards on the date of grant, we awarded an aggregate of 157,492 shares of service-based restricted stock to our named executive officers in 2007. Of this amount, 36,669 shares were awarded with three-year cliff vesting, and 73,323 shares were awarded with two-year cliff vesting. The Committee’s decision to split the issuance between shares vesting over two years and shares vesting over three years is based upon management’s recommendation and the Committee’s desire to balance the use of stock vesting as a significant retention device with its use as an important source of realizable compensation.

The remaining 47,500 shares were granted to our Chief Financial Officer, Mr. Barbieri, as part of his inducement package to join the Company. These shares were awarded effective as of August 13, 2007, the date on which Mr. Barbieri was hired, with the following vesting schedule:

Vesting Date	Shares
December 31, 2007	7,500
August 13, 2008	10,000
August 13, 2009	10,000
August 13, 2010	10,000
August 13, 2011	10,000

We believe that service-based restricted stock awards are an important element of total executive compensation because they:

•	Help retain key executives as the shares typically vest over a multi-year period;

•	Reward executive dedication despite business cyclicality or other factors outside of the control of the executive; and

•	Focus executives on increasing stockholder value.

Performance-Based Restricted Stock. In recent years, we have used only service-based restricted stock awards. In light of the factors mentioned above, the Committee determined that a greater emphasis should be placed on performance-based restricted stock to focus executives on meeting prescribed Company financial goals and to strengthen the relationship between executive pay and Company performance. As a result of the Committee’s determination regarding the aggregate value of performance-based restricted stock to be awarded, and using the market value of the awards on the date of grant, we awarded an aggregate of 80,008 shares of performance-based restricted stock to our named executive officers in 2007. The performance-based restricted stock that we granted in 2007 cliff vests in 2010 only upon the achievement of a targeted Compound Annual Growth Rate in Adjusted EBITDA per Outstanding Share during the vesting period of January 1, 2007 through December 31, 2009.

Performance Target	Minimum (50% vesting)	Target (100% vesting)
Compound Annual Growth Rate in Adjusted EBITDA per Outstanding Share	19.2%	24.0%

For purposes of these awards, “EBITDA” is defined as net income, excluding the impact of interest expense, income taxes, depreciation and amortization. “Adjusted EBITDA” means net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for legal settlements, charges for facilities closures and asset impairments, stock-based compensation expenses, charges for expected losses on contracts, changes in the fair value of derivative liabilities and certain other factors which are not indicative of ongoing operations. “Compound Annual Growth Rate in Adjusted EBITDA” refers to the cumulative year-over-year growth in Adjusted EBITDA earned by TriZetto during the vesting period. “Compound Annual Growth Rate in Adjusted EBITDA per Outstanding Share” is defined as Compound Annual Growth Rate in Adjusted EBITDA divided by the number of shares of our common stock outstanding as of the last day of the vesting period.

After consultation with management, the Compensation Committee agreed that Compound Annual Growth Rate in Adjusted EBITDA per Outstanding Share was the appropriate performance metric to be used for this multi-year award as they believed it to be a meaningful gauge of our financial performance over the specified period after making appropriate adjustments for accounting items which are not fundamental to the operation or success of our core business.

If we achieve the “Target” amount or greater as of the vesting date, then the performance-based restricted stock awards subject to the performance condition will vest in full. If we fail to meet the “Minimum” amount as of the vesting date, then the performance-based awards will not vest at all. In the event that we achieve a Compound Annual Growth Rate in Adjusted EBITDA per Outstanding Share between the “Minimum” and the “Target” amounts as of the vesting date then the performance awards will vest pro rata between 50% and 100% based upon the level of achievement. The Committee has certain negative discretion with respect to the performance targets for the performance-based restricted stock awards, which means the Committee may adjust the targets to make vesting more difficult to account for extraordinary corporate events (such as future mergers or acquisitions), but it may not adjust the targets to make vesting easier to attain. The Committee did not make any such adjustments in 2007.

We believe that performance-based restricted stock awards are an important element of total executive compensation because they:

•	Build equity ownership for executives;

•	Ensure continued focus on the achievement of specified Company or individual performance targets; and

•	Focus executives on increasing stockholder value.

Long-Term Incentive Compensation for 2008

On January 29, 2008, the Committee reviewed and approved management’s recommendations relative to long-term incentives to be granted during fiscal 2008. During the course of its review, the Committee considered a number of factors including:

•	The need to continue to focus management on creating value for our stockholders;

•	The limited remaining balance of stockholder approved equity available for awards under the LTIP; and

•	Our desire to maintain a competitive position with respect to the payment of long-term incentive compensation for the attraction and retention of key executives.

Based on these considerations, the Committee determined that the following framework should be applicable to the long-term incentive compensation awards that will be granted during fiscal 2008:

•	Based on our three-year historical financial performance, as outlined in the compensation report from Mercer, we have performed at approximately the 65th percentile of our peer group companies;

•

Our executive officers, including our named executive officers, should be awarded long-term incentive compensation in a manner that would result in their total compensation being at approximately the 65th percentile of executives with similar positions and responsibilities at our peer group companies;

•	50% of the value of each executive’s long-term incentive compensation award should be in the form of cash-based performance units; and

•	50% of the value of each executive’s long-term incentive compensation award should be in the form of stock options.

The Committee’s purpose in utilizing cash-based performance units in lieu of traditional restricted stock grants is to conserve the use of pure equity-based awards, while continuing to focus management on the attainment of financial growth objectives that will enhance stockholder value. Also noteworthy is the fact that the Committee approved management’s request to reduce the term of stock option awards from ten years to five years, which management believes may better position us to obtain stockholder approval of additional shares for our equity incentive plans. The details surrounding the 2008 awards for each of our named executive officers will be reported in the Compensation Discussion and Analysis section of our Proxy Statement to be filed in connection with our 2009 annual meeting of stockholders.

Perquisites and Other Benefits

Perquisites

Pursuant to the terms of the Amended and Restated Employment Agreement, effective January 1, 2006, with our Chairman and Chief Executive Officer, we provide him with up to 25 hours of personal use of our owned or leased aircraft each year. The Committee has agreed to allow for 5.5 hours of the time allocated for 2007 to be rolled over to 2008 since the hours were not used in 2007. The incremental expense associated with this perquisite in 2007 was $68,693, which was determined by multiplying the number of hours that Mr. Margolis used the aircraft for personal travel by the hourly and other incremental fees charged for such usage. This amount is set forth in the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement. This is the only perquisite received by our Chairman and Chief Executive Officer in 2007. No other named executives received any perquisites in 2007. This is consistent with our historical policy of not providing perquisites to any executive officers except for our Chairman and Chief Executive Officer in accordance with his employment arrangement with us.

Other Benefits

We provide our executives with various retirement and savings programs, health and welfare programs, and other employee benefits which are generally available on the same cost-sharing basis to all of our employees. These benefits include:

•	Medical, dental, and vision insurance;

•	Group life insurance;

•	Pre-tax health care and dependent care flexible spending accounts;

•	Short-term disability insurance;

•	Long-term disability insurance;

•	Tuition reimbursement;

•	Employee stock purchase plan;

•	401(k) plan with partial Company matching; and

•	Employee Assistance Program.

Pension Plans

We do not currently administer any pension plans for the benefit of our named executive officers or any other employees.

Non-Qualified Deferred Compensation

In addition to the above benefits, certain key executives, including all of the named executive officers, are eligible to participate in our Executive Deferred Compensation Plan (the “EDCP”). The EDCP is an unfunded deferred compensation plan established and maintained for the purpose of providing key management employees with the opportunity to defer the receipt of compensation and to accumulate earnings on such deferrals on a tax-deferred basis. Each participant in the EDCP may elect to defer, for any calendar year, up to 75% of his or her base salary and 100% of any commissions or bonuses earned during such calendar year. Participant accounts may be credited with a 50% Company match on up to 6% of the participant’s total compensation less contributions we made to the 401(k) plan on behalf of such participant. This match is discretionary and determined annually by the Committee. In 2007, the Committee decided to match contributions at the maximum level, resulting in an aggregate Company match under the EDCP of $79,011, of which $42,096 was credited to the accounts of our named executive officers. Our contributions vest after three years of service with us. Additional information regarding the EDCP is set forth in the Non-Qualified Deferred Compensation table on page 44 of this Proxy Statement.

Tax and Accounting Consequences

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1.0 million paid to a chief executive officer or other person among the three other highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations, remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal and multi-state income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with the requirements of FASB Statement 123(R) (“FAS 123(R)”).

Employment Agreements

We have an employment agreement with our Chairman and Chief Executive Officer, Jeffrey H. Margolis. The terms of this employment agreement were established after extensive negotiation with Mr. Margolis. In keeping with our historical practices, we do not maintain employment agreements with any of our other named executive officers.

Mr. Margolis’ most recent employment agreement became effective on January 1, 2006. Under the agreement, Mr. Margolis’ initial annual base salary was $546,021 and he is entitled to annual salary increases in conformity with the Company’s general pay practices. As an incentive to maintain employment with us, Mr. Margolis received a retention incentive payment of $44,228 on each of January 1, 2006, 2007 and 2008. The purpose of these retention payments is to encourage Mr. Margolis to continue his employment with TriZetto. Under his employment agreement, Mr. Margolis is also eligible to participate in our Cash Bonus Plan. The amounts that may be paid to Mr. Margolis pursuant to the Plan as well as the criteria used to determine whether such amounts have been earned is discussed under “Annual Cash Incentive Compensation” above. Mr. Margolis’ employment agreement further provides him with up to 25 hours of personal use of our owned or leased aircraft for the calendar years ending December 31, 2006, 2007 and 2008. The Committee has agreed to roll over 5.5 hours of the personal time which remained unused in 2007 to 2008. The Company pays or reimburses Mr. Margolis for all reasonable and necessary out-of-pocket expenses he incurs in the performance of his duties. Furthermore, Mr. Margolis is entitled to participate in all of our employee benefit plans and programs to the same extent generally available to our executives, with the exception of our Employee Stock Purchase Plan (the “ESPP”). As a greater than 5% owner of our outstanding common stock during 2007, Mr. Margolis was ineligible to participate in the ESPP.

Change of Control Agreements

We have entered into “Change of Control” agreements with certain of our executive officers, including each of our named executive officers. In addition, Mr. Margolis’ employment agreement contains certain Change of Control provisions. These agreements provide for severance and other benefits if, following a Change of Control of the Company, an executive’s employment terminates in a way that is adverse to the executive.

The Compensation Committee reviews management requests for Change of Control Agreements, and approves such requests when it determines that providing a Change of Control Agreement is in the best interests of our stockholders. The purpose of our Change of Control Agreements is to provide certain executives with financial security during transactions that could benefit our stockholders, but which could also lead to the termination of employment for the executives. Accordingly, the Change of Control Agreements are designed to ensure that maximum value is received by our stockholders through the completion of a favorable Change of Control transaction, while also protecting our executives, who we acknowledge will be vital to the successful completion of any such transaction. Please refer to the section entitled “Potential Payments Upon Termination or Change of Control” on page 45 of this Proxy Statement for further information regarding the Change of Control Agreements, the Change of Control provisions of Mr. Margolis’ employment agreement, and the potential payments to be made under each such agreement.

Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines in October 2007 to more closely align the interests of our named executive officers and independent directors with those of our stockholders and to further promote sound corporate governance. The guidelines provide that our Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and any Executive Vice President should maintain an investment in our stock that is equal to at least three times his or her annual base salary. In addition, each independent director should maintain an investment in our stock that is equal to at least three times his or her annual retainer fee. Individuals who are subject to the guidelines at the time of their adoption are required to achieve the applicable ownership level by December 31, 2012. Individuals who become subject to the guidelines after their adoption are required to achieve the applicable ownership level within five years. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

L. William Krause, Chairman

Paul F. LeFort

Nancy H. Handel

Jerry P. Widman

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer and our other named executive officers in 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey H. Margolis Chairman of the Board and Chief Executive Officer	2007 2006	573,408 546,021	44,228(6) 44,228	691,566 211,865	820,603 680,607	577,625 546,000	— —	68,693(7) 63,439	2,776,123 2,092,160
James C. Malone(8) Executive Vice President and Chief Financial Officer	2007 2006	184,906 301,255	— —	62,521 337,280	128,722 92,278	— 230,000	— —	— —	376,149 960,813
Robert G. Barbieri(9) Chief Financial Officer	2007 2006	147,819 —	— —	318,195 —	88,804 —	124,500 —	— —	60,771(10) —	740,089 —
Kathleen Earley President and Chief Operating Officer	2007 2006	425,251 404,992	— —	545,710 255,393	176,047 118,057	430,000 407,000	— —	— 182,425	1,577,008 1,367,867
Anthony Bellomo Executive Vice President, Product Management	2007 2006	326,255 297,821	12,500 22,217	167,832 132,853	197,697 163,083	250,500 227,783	— —	— —	954,784 843,757
Philip Tamminga Executive Vice President, Development and Customer Support	2007 2006	325,478 290,240	2,500 15,702	134,108 163,728	116,323 89,470	250,500 234,298	— —	— —	828,909 793,438
(1)	For Messrs. Margolis, Malone, Bellomo and Tamminga, portions of the amounts set forth in columns (c), (d) and/or (g) have been deferred and, as such, are also reported in column (b) of the Non-qualified Deferred Compensation Table on page 44 of this Proxy Statement.
(2)	The values in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of our named executive officers for the fiscal year ended December 31, 2006 and 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 10 to the audited financial statements for the fiscal year ended December 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on February 15, 2008.
(3)	The values in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of our named executive officers for the fiscal year ended December 31, 2006 and 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in prior years. The amounts shown exclude the impact of estimated cancellations related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 10 to the audited financial statements for the fiscal year ended December 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on February 15, 2008.
(4)	The values in this column reflect non-equity incentive plan compensation actually earned by each of the named executive officers during 2006 and 2007. For a further discussion of the determination of the non-equity incentive plan compensation amounts payable to each of our named executive officers, please refer to the section entitled “Annual Cash Incentive Compensation” on pages 22 to 27 of this Proxy Statement.

(5)	We do not sponsor any pension plans on behalf of our named executive officers or other employees. In addition, none of our named executive officers has any above-market earnings on non-qualified deferred compensation to report during 2006 or 2007.
(6)	This amount reflects the payment of a retention incentive bonus to Mr. Margolis on each of January 1, 2006 and 2007 as required by the terms of his Amended and Restated Employment Agreement.
(7)	This amount represents the value of Mr. Margolis’ personal use of the Company’s fractional interest in an aircraft operated and maintained through a program managed by NetJets. Mr. Margolis’ employment agreement provides him with up to 25 hours of personal use of the Company’s owned or leased aircraft for each of the calendar years ending December 31, 2006, 2007 and 2008. The value reported was determined by multiplying the number of hours that Mr. Margolis used the aircraft for personal travel by the hourly and other incremental fees charged by NetJets for such usage. The value does not include (i) any portion of the management fee, which is charged by NetJets regardless of usage, (ii) any depreciation expense related to the aircraft, or (iii) an estimate of the cost to the Company of any disallowance of tax deductions attributable to Mr. Margolis’ personal use of the aircraft. None of the other executive officers has used the Company’s aircraft for personal travel.
(8)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. The amounts set forth in the table with respect to Mr. Malone reflect the fact that he was not an employee for all of 2007.
(9)	Mr. Barbieri was hired as our Chief Financial Officer effective as of August 13, 2007. The amounts set forth in the table with respect to Mr. Barbieri reflect the fact that he was not an employee for all of 2007.
(10)	This amount represents reimbursement for commuting and temporary housing costs incurred by Mr. Barbieri.

GRANTS OF PLAN BASED AWARDS

The table below provides information about equity and non-equity awards granted to our Chairman and Chief Executive Officer and our other named executive officers in 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Jeffrey H. Margolis	—	286,511	573,021	830,880
	1/30/2007				—	44,672	20.42	465,786
	1/30/2007				25,005	—	—	510,602
	2/10/2007				49,995	—	—	1,020,398
James C. Malone(6)	—	—	—	—
	1/30/2007				—	13,688	20.42	142,722
	1/30/2007				7,500	—	—	153,150
	2/10/2007				15,000	—	—	306,150
Robert G. Barbieri	—	61,875	123,750	179,438
	8/13/2007				—	100,000	16.90	926,730
	8/13/2007				47,500	—	—	802,750
	8/13/2007				25,000	—	—	422,500
Kathleen Earley	—	212,621	425,241	616,599
	1/30/2007				—	20,260	20.42	211,247
	1/30/2007				12,501	—	—	255,270
	2/10/2007				24,999	—	—	510,230
Anthony Bellomo	—	123,750	247,500	358,875
	1/30/2007				—	9,404	20.42	98,054
	1/30/2007				5,001	—	—	102,120
	2/10/2007				9,999	—	—	204,080
Philip J. Tamminga	—	123,750	247,500	358,875
	1/30/2007				—	9,404	20.42	98,054
	1/30/2007				5,001	—	—	102,120
	2/10/2007				9,999	—	—	204,080

(1)	These columns show the potential value of the payout to each of our named executive officers under our Cash Bonus Plan. The calculation used to determine the threshold, target and maximum amounts for each named executive officer is explained in the section entitled “Annual Cash Incentive Compensation” on pages 22 to 27 of this Proxy Statement.
(2)	This column shows the number of shares of restricted common stock granted to each of our named executive officers in 2007. The vesting schedules associated with each of the restricted stock awards are set forth in the table entitled “Vesting of 2007 Plan Based Awards” below.

(3)	This column shows the number of options to purchase shares of common stock granted to each of our named executive officers in 2007. The vesting schedules associated with each of the option awards are set forth in the table entitled “Vesting of 2007 Plan Based Awards” below.
(4)	This column shows the exercise price for the options granted in column (j), which is equal to the closing price of our common stock on the Grant Date reported in column (b).
(5)	This column shows the grant date fair value that we would expense in our financial statements over the vesting period of the stock or options, as applicable, per FAS 123(R), after removing the service-based vesting forfeiture assumption. For the restricted stock awards, this amount equals the number of shares multiplied by the closing price of our common stock on the date of grant. For stock options, this amount is calculated using a Black-Scholes valuation methodology according to FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 10 to the audited financial statements for the fiscal year ended December 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on February 15, 2008.
(6)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. Accordingly, Mr. Malone did not have a potential individual bonus opportunity for the fiscal year.

Vesting of 2007 Plan Based Awards

Name	Stock Option Awards	Restricted Stock Awards
Jeffrey H. Margolis	44,672 options vest in four equal annual installments beginning on 1/30/2008	25,005 performance-based restricted stock awards vest on 3/15/2010, if, and only to the extent that, we achieve certain financial performance targets(1)
33,329 service-based restricted stock awards vest on 2/10/2009
16,666 service-based restricted stock awards vest on 2/10/2010
James C. Malone(2)	—	—
Robert G. Barbieri	100,000 options vest in four equal installments beginning on 8/13/2008	25,000 performance-based restricted stock awards vest on 3/15/2010, if, and only to the extent that, we achieve certain financial performance targets(1)
7,500 service-based restricted stock awards vested on 12/31/2007
40,000 service-based restricted stock awards vest in four equal annual installments beginning on 8/13/2008
Kathleen Earley	20,260 options vest in four equal annual installments beginning on 1/30/2008	12,501 performance-based restricted stock awards vest on 3/15/2010, if, and only to the extent that, we achieve certain financial performance targets(1)
16,665 service-based restricted stock awards vest on 2/10/2009
8,334 service-based restricted stock awards vest on 2/10/2010

Name	Stock Option Awards	Restricted Stock Awards
Anthony Bellomo	9,404 options vest in four equal annual installments beginning on 1/30/2008	5,001 performance-based restricted stock awards vest on 3/15/2010, if, and only to the extent that, we achieve certain financial performance targets(1)
6,665 service-based restricted stock awards vest on 2/10/2009
3,334 service-based restricted stock awards vest on 2/10/2010
Philip J. Tamminga	9,404 options vest in four equal annual installments beginning on 1/30/2008	5,001 performance-based restricted stock awards vest on 3/15/2010, if, and only to the extent that, the Company achieves certain financial performance targets(1)
6,665 service-based restricted stock awards vest on 2/10/2009
3,334 service-based restricted stock awards vest on 2/10/2010

(1)	The vesting of this grant of performance-based restricted stock is tied to the achievement of a targeted “Compound Annual Growth Rate in Adjusted EBITDA per Outstanding Share” amount over a three-year period. A more detailed explanation of the vesting conditions associated with this grant is set forth in the section entitled “Long-term Incentive Compensation” on pages 27 to 32 of this Proxy Statement.
(2)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. Accordingly, Mr. Malone’s unvested stock option awards were cancelled and his unvested restricted stock awards were forfeited as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options and restricted stock of our Chairman and Chief Executive Officer and our other named executive officers as of December 31, 2007.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Jeffrey H. Margolis	20,000		38.98	1/24/2010
	20,000		63.25	2/16/2010
	8,400		12.81	5/19/2010
	6,900		12.19	2/23/2011
	25,000	75,000(3)	9.25	6/29/2011
	40,000		12.50	1/29/2012
	39,000		12.50	1/29/2012
		60,000(3)	12.50	1/29/2012
	10,000		7.50	7/17/2012
	187,500	62,500	6.66	2/16/2014
	100,000	50,000	8.48	2/9/2015
	12,000	24,000	16.81	3/6/2016
		44,672	20.42	1/30/2017
					82,500	1,433,025
James C. Malone(4)	—	—	—	—	—	—
Robert G. Barbieri		100,000	16.90	8/13/2017
					65,000	1,129,050
Kathleen Earley	75,000	25,000	7.07	11/8/2014
	50,000		7.07	11/8/2014
	6,250	18,750	16.81	3/6/2016
		20,260	20.42	1/30/2017
					76,250	1,324,463
Anthony Bellomo	220,000		15.13	10/2/2010
	12,500	37,500(3)	9.25	6/29/2011
	20,000		12.50	1/29/2012
		30,000(3)	12.50	1/29/2012
	62,500	22,500	6.66	2/16/2014
	10,000	10,000	8.48	2/9/2015
	2,875	8,625	16.81	3/6/2016
		9,404	20.42	1/30/2017
					18,750	325,688

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Philip J. Tamminga	75,000	25,000	5.86	8/9/2014
	4,000	4,000	8.48	2/9/2015
	2,875	8,625	16.81	3/9/2016
		9,404	20.42	1/30/2017
					43,750	759,938
(1)	The expiration date of all option awards is ten years from the date of grant.
(2)	The market value of stock awards that have not yet vested was determined by multiplying the number of shares by the closing price of our common stock on December 31, 2007. For additional information about our stock option and restricted stock plans, please refer to pages 29 to 31 of this Proxy Statement.
(3)	Each of these option awards was granted with the opportunity for accelerated vesting based upon the achievement of targeted thirty-day average prices of the Company’s common stock. The average price realized determines the percentage of such options that will be subject to accelerated vesting. Any options which are not accelerated will become fully vested 7 years from the date of grant.
(4)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. His unvested stock option awards were cancelled and his unvested restricted stock awards were forfeited as of that date.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock options exercised by, and the vesting of stock awards held by, our Chairman and Chief Executive Officer and our other named executive officers in 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Jeffrey H. Margolis	100,000	1,761,650	7,500	151,200
James C. Malone	72,500	704,623	37,500	751,250
Robert G. Barbieri	—	—	7,500	130,275
Kathleen Earley	—	—	33,750	558,213
Anthony Bellomo	5,000	66,768	13,750	269,075
Philip J. Tamminga	—	—	26,250	474,950
(1)	The amounts set forth in this column are determined by subtracting the exercise price of the options set forth in column (b) from the closing price of our common stock on the date of exercise and then multiplying that result by the number of shares received upon exercise.
(2)	The amounts set forth in this column are determined by multiplying the number of shares acquired upon vesting set forth in column (d) by the closing price of our common stock on the date of vesting.

Stock Award Vesting Detail

Name	Original Grant Date	Shares Granted	Vesting
Jeffrey H. Margolis	3/6/2006	15,000	Two equal annual installments beginning on 3/6/2007
James C. Malone	3/3/2004	100,000	Four equal annual installments beginning on 3/3/2005
	3/6/2006	50,000	Four equal annual installments beginning on 3/6/2007
Robert G. Barbieri	8/13/2007	47,500	7,500 shares vested on 12/31/2007, the remaining 40,000 shares vest in four equal annual installments beginning on 8/13/2008
Kathleen Earley	11/8/2004	125,000	Four equal annual installments beginning on 11/8/2005
	3/6/2006	10,000	Four equal annual installments beginning on 3/6/2007
Anthony Bellomo	4/20/2005	25,000	Two equal annual installments beginning on 4/20/2006
	3/6/2006	5,000	Four equal annual installments beginning on 3/6/2007
Philip J. Tamminga	8/9/2004	100,000	Four equal annual installments beginning on 8/9/2005
	3/6/2006	5,000	Four equal annual installments beginning on 3/6/2007

NON-QUALIFIED DEFERRED COMPENSATION

The Executive Deferred Compensation Plan (the “EDCP”) is an unfunded deferred compensation plan established and maintained for the purpose of providing key management employees, including our named executive officers, with the opportunity to defer the receipt of compensation and to accumulate earnings on such deferrals on a tax-deferred basis. Each participant in the EDCP may elect to defer, for any calendar year, up to 75% of his or her base salary and 100% of any commissions or bonuses earned during such calendar year. Each participant is allowed to make a hypothetical allocation of the amounts credited to his or her account among investment options/indices that we make available from time to time. Each account is credited at least annually with notational earnings equal to the aggregate weighted-average return on the investment options/indices selected by the participant, less applicable expenses. Participant accounts may also be credited with a 50% Company match on up to 6% of the participant’s total compensation less any contribution we made to the 401(k) plan on behalf of such participant. This match is discretionary and determined annually by the Committee. In 2007, the Committee decided to match contributions at the maximum level, resulting in an aggregate company match under the EDCP of $79,011, of which $42,096 was credited to the accounts of our named executive officers. Our contributions vest after three years of service with the Company.

The following table sets forth information relating to the EDCP as it applies to our Chairman and Chief Executive Officer and our other named executive officers for the year ended December 31, 2007.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jeffrey H. Margolis	51,468(5)	24,800	16,656	—	205,700
James C. Malone	100,000(6)	—	3,766	—	103,766
Robert G. Barbieri	—	—	—	—	—
Kathleen Earley	—	—	—	—	—
Anthony Bellomo	34,575(7)	8,956	8,869	—	110,676
Philip J. Tamminga	20,000(8)	8,340	1,634	—	50,826

(1)	The amounts in column (b) represent compensation for each of our named executive officers that have been deferred and, as such, are also reported as compensation in the Summary Compensation Table on page 36 of this Proxy Statement.
(2)	These amounts represent discretionary contributions made by us on behalf of each of the named executive officers after approval by the Committee.
(3)	The amounts deferred under each participant’s EDCP accounts are deemed to be invested in investments chosen by each of the participants. Currently, the choices include thirteen externally managed institutional funds, including equity and bond mutual funds. The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect the gains or losses that would have been obtained if the contributions had actually been invested in the applicable externally managed institutional fund, respectively.
(4)	No withdrawals or distributions were made from our EDCP to any of our named executive officers during 2007.
(5)	The amount deferred for Mr. Margolis consists of $40,000 from bonus payments (bonus and non-equity incentive plan awards) and $11,468 from base salary.
(6)	The amount deferred for Mr. Malone consists of $100,000 from non-equity incentive plan awards.
(7)	The amount deferred for Mr. Bellomo consists of $15,000 from bonus payments (bonus and non-equity incentive plan awards) and $19,575 from base salary.
(8)	The amount deferred for Mr. Tamminga consists of $20,000 from bonus payments (bonus and non-equity incentive plan awards).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation that would become payable to our Chairman and Chief Executive Officer and each of our other named executive officers under existing plans and arrangements assuming that the named executive officer’s employment had terminated on December 31, 2007, given the effective compensation as of that date and, as applicable, based on the closing price of our common stock on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including then-exercisable stock options and vested amounts contributed or credited under the EDCP or our 401(k) Plan, as well as benefits generally available to all salaried employees, such as payment of accrued salary, accrued vacation time or any amounts payable under our “Transition Assistance Plan.” However, the actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s termination. Due to a number of factors which affect the nature and amount of any benefits provided upon the occurrence of the events discussed below, the actual amounts paid or distributed to each named executive officer may be significantly higher or lower than reported below. Summaries of the various plans and arrangements that we have entered into with our named executive officers relating to payments upon termination or Change of Control transactions are set forth below the table.

Name	Salary Continuation(1)	Bonus Payments(2)	Continuation of Welfare Benefits(3)	Acceleration of Equity Awards(4)	Outplacement Services(5)	Excise Tax Gross- Up(6)	Total Termination Benefits
Jeffrey H. Margolis
Involuntary Termination	1,146,042	617,249	29,956	3,461,540	0	—	5,254,787
Termination after change of control	1,719,063	573,021	44,934	3,461,540	50,000	—	5,848,558
Death or disability	286,511(7)	0	0	0	0	—	286,511
James C. Malone(8)
Termination after change of control	—	—	—	—	—	—	—
Robert G. Barbieri
Termination after change of control	750,000	281,250	8,237	1,176,050	50,000	—	2,265,537
Kathleen Earley
Termination after change of control	850,482	425,241	10,381	1,592,463	50,000	—	2,928,567
Anthony Bellomo
Termination after change of control	660,000	247,500	27,816	1,110,993	50,000	—	2,096,309
Philip J. Tamminga
Termination after change of control	660,000	247,500	30,072	1,088,078	50,000	—	2,075,650

(1)	The amounts in this column are assumed based upon each named executive officer’s current annual base salary and the applicable payout multiple based on the potential termination types indicated in the table.
(2)	The amounts in this column represent earned but unpaid incentive compensation. The values are derived from each named executive officer’s annual target award amount, as set forth in the Grants of Plan Based Awards Table on page 38 of this Proxy Statement. Pursuant to the terms of his employment agreement, the amount disclosed for Mr. Margolis also includes retention awards he would have received had he been employed by us on January 1, 2008.

(3)	The amounts in this column represent the present value, as of December 31, 2007, of perquisites and welfare benefits that would be payable by us on behalf of each of our named executive officers upon the occurrence of specified employment termination events.
(4)	The amounts in this column represent the value of all outstanding stock options and stock awards that will be subject to accelerated vesting for each of our named executive officers upon the occurrence of the specified employment termination events. With respect to stock options, the value disclosed equals the difference between the exercise price and the closing price of our common stock on December 31, 2007 multiplied by the number of options subject to accelerated vesting. With respect to stock awards, the value disclosed equals the price of our common stock on December 31, 2007 ($17.37) multiplied by the number of stock awards subject to accelerated vesting.
(5)	Pursuant to the terms of the Change of Control Agreements that we have with each named executive officer, we are obligated to pay for certain outplacement services if a named executive officer’s employment is terminated upon a change of control. The amounts set forth in this column represent the maximum amount of outplacement services for which we may be obligated for each named executive officer.
(6)	No excise tax gross-ups would be paid to any of our named executive officers upon the occurrence of the specified employment termination events.
(7)	In the event that Mr. Margolis’ employment terminates due to his death or disability, he would be entitled to one-half of his then current annual base salary.
(8)	Mr. Malone resigned from his position as our Executive Vice President and Chief Financial Officer effective as of July 31, 2007. Accordingly, Mr. Malone was not eligible to receive any payments upon a change of control as of December 31, 2007.

Change of Control Agreements

Change of Control Provisions of Mr. Margolis’ Employment Agreement

Mr. Margolis’ employment agreement may be terminated by either the Company or Mr. Margolis without cause by providing ninety (90) days written notice of such termination. If Mr. Margolis is terminated without cause or if he voluntarily terminates for good reason, he would be entitled to continue to receive his then current annual base salary, medical and dental coverage for two years following termination, and payment in full of any unpaid retention payments. If Mr. Margolis’ employment is terminated due to death or disability, he would be entitled to a severance payment in the amount of one-half of his then current annual base salary.

Change of Control Agreements with Other Named Executive Officers

We have entered into Change of Control Agreements with certain of our executive officers, including each of our named executive officers. These agreements provide for severance and other benefits if, following a Change of Control transaction, the executive’s employment terminates in a way which is adverse to the executive. If the executive’s employment ends within one to three years following a Change of Control (the term varies among each of the named executive officers) either because we terminate the executive without cause or because the executive resigns under circumstances constituting “good reason,” the executive will be entitled to:

•	Semi-monthly salary through the end of the employment period;

•	Medical, dental and life insurance coverage through the end of the employment period;

•	Outplacement services consistent with our outplacement policy, if any;

•

Payment on the last day of the employment period in an amount equal to the sum of the additional contributions that would have been allocated to the executive’s 401(k) account, if any, if the executive had remained employed through the end of the employment period;

•	Payment within 30 days of the date of termination of all accrued vacation, holiday and personal leave days as of the date of termination;

•	Payment of any unpaid incentive compensation the executive earned through the date of termination in accordance with the terms of any applicable incentive compensation plan; and

•

Acceleration of all equity-based awards held by executives with Change of Control Agreements, unless such acceleration would trigger the “golden parachute” excise tax imposed by the U.S. Internal Revenue Code. In such case, the options will continue to vest as if the executive officer remained employed by us.

For purposes of the Change of Control Agreements referenced above, a “Change of Control” shall be deemed to occur if (a) a person becomes the beneficial owner of 50% or more of the combined voting power of our securities, (b) a majority of the Board changes without the specified approval of incumbent directors, (c) we merge with another entity in a way that substantially changes the ownership of existing stockholders, or (d) our stockholders approve a complete liquidation or dissolution. “Change of Control” is also deemed to have occurred if an executive’s employment with us is terminated prior to the Change of Control and it is demonstrated that (a) such termination was at the request of a third party who has taken steps to effectuate the Change of Control or (b) such termination arose in connection with or anticipation of the Change of Control.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting independent director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by us of our Board members.

Our Chairman and Chief Executive Officer is not included in this table as our policies prevent directors who are also employees from receiving additional compensation for their services as members of our Board of Directors. The compensation received by Mr. Margolis as an employee is shown in the Summary Compensation Table on page 36 of this Proxy Statement.

Cash Compensation

For the fiscal year ended December 31, 2007, members of our Board of Directors who are not employees are entitled to receive an annual cash retainer of $40,000. Our Lead Director, Mr. LeFort, receives an additional retainer of $10,000. Committee chairs and members receive additional annual retainers as set forth in the table below:

Position	Additional Cash Compensation
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000
Audit Committee Member (non-Chair)	$15,000
Compensation Committee Member (non-Chair)	$10,000
Corporate Governance Committee Member (non-Chair)	$10,000

Stock Option Awards

Each independent director is entitled to receive an annual stock option award. On January 30, 2007, each independent director received a grant of 13,000 options, with the exception of Mr. LeFort, our Lead Director, who received a grant of 15,500 options, at the closing price of our common stock on the date of the grant, which was $20.42. Ms. Handel was appointed a Director effective as of April 25, 2007, and, accordingly, was granted her 13,000 options at the closing price of our common stock on that date, which was $19.82. All of the options received by our independent directors in 2007 vest annually over a two-year period.

INDEPENDENT DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation that we paid to each of our independent directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
(a)	(b)	(d)	(h)
Nancy H. Handel(2)	40,000	44,995	84,995
Thomas B. Johnson	65,000	117,972	182,972
L. William Krause	52,500	118,732	171,232
Paul F. LeFort	77,500	144,791	222,291
Donald J. Lothrop	55,000	117,972	172,972
Jerry P. Widman	60,000	112,404	172,404
(1)	The amounts set forth in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in 2007 and prior years. These amounts exclude the estimated impact of cancellations related to service-based vesting conditions. As of December 31, 2007, each director has the following number of options outstanding: Nancy H. Handel: 13,000; Thomas B. Johnson: 45,500; L. William Krause: 30,500; Paul F. LeFort: 75,000; Donald J. Lothrop: 70,000; and Jerry P. Widman: 30,500.
(2)	Ms. Handel was appointed to our Board of Directors effective as of April 25, 2007. The amounts set forth in column (b) of the table with respect to Ms. Handel reflect the fact that she did not serve as a director for all of 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2007, relating to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
1998 Long-Term Incentive Plan(1)	6,764,845	(5)	11.46	1,221,881
Employee Stock Purchase Plan(2)	—		N/A	343,208
Equity compensation plans not approved by security holders
Quality Care Solutions, Inc. Stock Option Plan(3)	120,000		$18.19	0
RIMS Stock Option Plan(4)	68,342		$6.75	47,143

Total	6,953,187		11.53	1,612,232

(1)	The principal features of the Company’s 1998 Long-Term Incentive Plan (the “LTIP”), which was amended on April 7, 2005, April 5, 2006, and April [__], 2008, are described in Proposal Three below.
(2)	The principal features of the Company’s Employee Stock Purchase Plan (the “ESPP”), which was amended on April 7, 2005, are described in Note 11—Stockholders’ Equity of the Company’s 2007 Form 10-K filed with the SEC on February 15, 2008, and incorporated herein by reference.
(3)	In January 2007, we acquired all of the capital stock of Quality Care Solutions, Inc., a Nevada corporation (“QCSI”). In connection with this acquisition, we adopted the QCSI Stock Option Plan (the “QCSI Option Plan”), which was based upon QCSI’s existing option plan. Under the QCSI Option Plan, incentive or non-statutory options or stock purchase rights could be granted to employees and consultants of the Company or any of its subsidiaries. The exercise price had to equal or exceed the fair market value of our common stock on the date of grant. The Compensation Committee administered the QCSI Option Plan, which terminated at the close of business on December 31, 2007.
(4)	In December 2000, we acquired all of the capital stock of Resource Information Management Systems, Inc., an Illinois corporation (“RIMS”). In connection with this acquisition, we adopted the RIMS Stock Option Plan (the “RIMS Option Plan”), which was based upon RIMS’ existing non-statutory stock option plan. Under the RIMS Option Plan, non-statutory options may be granted to any employee, director, consultant or advisor of RIMS or any affiliate. The exercise price must equal or exceed the fair market value of our common stock on the trading day immediately preceding the grant date. The RIMS Option Plan terminates on January 1, 2009, except that we may terminate options granted under the RIMS Option Plan within 14 days after notice of a business combination, as defined in the plan, involving us and any other entity. The Compensation Committee administers the RIMS Option Plan. If any option granted under the RIMS Option Plan expires without being exercised in full, the unpurchased shares subject to the option will become available for future grant.
(5)	Does not include an aggregate of 1,059,410 shares of restricted stock issued and outstanding under the LTIP.

Not included in the above table are individual grants of restricted common stock made by us to employees and non-employees between 2000 and 2004 prior to stockholder approval of the LTIP. These shares were granted in connection with acquisitions, as a special bonus for extraordinary performance, to encourage continued service by certain employees and non-employees, and as an inducement for executive officers to join the Company. These restricted stock grants, which aggregate 599,115 shares of outstanding common stock as of December 31, 2007, were approved by the Board of Directors, but not by the stockholders, of the Company and are evidenced by a restricted stock agreement between us and each grantee. In accordance with the terms of the restricted stock agreement entered into with each grantee, the shares are issued and held by us, subject to the completion of the vesting provisions. As of December 31, 2007, the vesting provisions associated with all of the shares had been satisfied and the shares had been released to each of the grantees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2007 through April 24, 2007, the members of the Compensation Committee of the Board of Directors were Lois A. Evans, Paul F. LeFort and L. William Krause. Ms. Evans resigned from the Company’s Board of Directors and Committees effective as of April 24, 2007. Nancy H. Handel and Jerry P. Widman were appointed members of the Compensation Committee effective as of April 25, 2007. None of the individuals who served as a member of the Compensation Committee at any time during 2007 ever served as an officer of TriZetto or any of its subsidiaries nor were any of them involved during 2007 in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS

During fiscal year 2007, there were no transactions between us and any related persons that require disclosure hereunder. The Company recognizes that transactions between the Company and any of its directors or executives, or their immediate family members, may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such related person transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to an unrelated third party.

The Company has adopted a formal written policy that requires the Audit Committee to review and, if appropriate, approve or ratify any related person transactions. Pursuant to this policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $10,000, and in which any of the Company’s directors, executive officers or greater than 5% stockholders had, has or will have a direct or indirect material interest. The Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Audit Committee in good faith. A copy of the Company’s Policy and Procedures with Respect to Related Person Transactions is available on the Corporate Governance section of our website, www.trizetto.com.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES

Under Delaware law, we may only issue shares of stock to the extent such shares have been authorized under our Certificate of Incorporation. Our Certificate of Incorporation currently authorizes the issuance of up to 100,000,000 shares of capital stock, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. On April [__], 2008, our Board of Directors unanimously approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 240,000,000 shares, and a corresponding increase in the number of authorized capital stock to 245,000,000. The proposed amendment would not affect the number of authorized shares of preferred stock. In addition, the proposed amendment would not affect the powers, designations, preferences or rights of either our common stock or preferred stock.

Our stockholders will be asked to approve the proposed amendment at the Annual Meeting. If it is approved, Article 4 of our Certificate of Incorporation will be amended to read in full as follows:

“The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is 245,000,000 shares. The total number of shares of Common Stock which the Corporation shall have authority to issue is 240,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 5,000,000 shares, $0.001 par value per share. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.”

If adopted, the amendment would become effective upon the filing of the Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State. It is expected that this would occur as soon as practicable following the Annual Meeting.

Reasons for the Amendment

The Company’s reserve of authorized but unissued shares of common stock has been depleted over the years as a result of stock offerings, convertible debt offerings, acquisitions, the granting of stock options and restricted stock, and the issuance of shares under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”). As of March 31, 2008, there were 43,100,410 shares of our common stock issued and outstanding, 7,828,401 shares of common stock reserved for issuance under our equity incentive plans, 342,988 shares of common stock reserved for issuance under the ESPP, 19,196,007 shares of common stock reserved in connection with our convertible debt offerings, and 20,935,244 shares of common stock reserved in connection with certain warrants that we entered into at the time of our most recent convertible debt offering. As of March 31, 2008, there were no shares of our preferred stock issued or outstanding. Accordingly, as of the date hereof, there are currently approximately 3,596,950 shares of common stock and 5,000,000 shares of preferred stock available for issuance for unspecified purposes.

Our Board of Directors believes it is prudent and advisable and in the best interests of the Company and its stockholders to increase the number of authorized shares of common stock (and the corresponding increase in the number of authorized shares of capital stock) at this time. The increase will provide the Company with the flexibility to issue common stock for a variety of general corporate purposes in the future, such as additional stock offerings, convertible note offerings, acquisitions, stock splits, stock dividends, equity incentive awards to directors, officers and employees, and the issuance of shares under the ESPP. There are currently no plans, arrangements, agreements or understandings for the issuance or use of the additional shares of common stock to be authorized by this amendment to our Certificate of Incorporation.

If the proposed amendment is approved, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as our Board of Directors may approve, and no further vote of our stockholders will be required, except as provided under Delaware law or under applicable Nasdaq Stock Market rules. The availability of additional shares will enable the Company to issue shares to meet future business needs as they arise, without the delay and expense of obtaining stockholder approval at a special meeting.

Possible Effects of the Proposed Amendment to the Certificate of Incorporation

The increase in the number of authorized shares of capital stock will not have any immediate effect on the rights of our existing stockholders. However, the future issuance of additional shares of capital stock could have a dilutive effect on the percentage ownership and voting power of our stockholders. Our stockholders do not have any preemptive rights to acquire additional shares of our capital stock, which means that current stockholders do not have a right to purchase any new issue of shares of capital stock in order to maintain their proportionate ownership interest in TriZetto.

In addition, although an increase in the authorized shares of capital stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination with another company), we are not proposing to amend the Certificate of Incorporation in response to any effort to accumulate stock or to obtain control of TriZetto by means of a merger, tender offer, or solicitation in opposition to management. Furthermore, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation which could be construed to affect the ability of third parties to take over or change control of TriZetto. In addition, none of our officers or members of our Board of Directors has any interest, direct or indirect, in the adoption of the proposed amendment except as a holder of our common stock.

Vote Required For Approval of Amendment to Certificate of Incorporation

Approval of this proposal to amend our Certificate of Incorporation requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding as of the record date for the Annual Meeting. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES

PROPOSAL THREE

APPROVAL OF AMENDMENT TO 1998 LONG-TERM INCENTIVE PLAN

On April [__], 2008, our Board of Directors adopted, subject to stockholder approval, an amendment (the “Amendment”) to our 1998 Long-Term Incentive Plan (the “LTIP”) (i) to increase by 1,500,000 the total number of shares of our common stock available for issuance under the LTIP from 14,500,000 to 16,000,000 and (ii) to increase by 400,000 the share limitation on awards other than options and stock appreciation rights (“SARs”) from 1,200,000 to 1,600,000. Without this increase, as of March 31, 2008, only 202,712 shares would be available for additional awards under the LTIP, of which only 162,187 shares could be granted in a form other than options and SARs. Assuming the Amendment is approved at the Annual Meeting, a total of 1,702,712 shares would be available for new awards under the LTIP, of which 562,187 shares could be granted in a form other than options and SARs. A description of the types of awards that may be granted under the LTIP, as proposed for amendment herein, is set forth below in the summary of the LTIP. A copy of the Amendment is attached hereto as Appendix A.

Our Board of Directors believes that the increase to the number of shares available for issuance under the LTIP will make a significant contribution to TriZetto’s success in attracting and retaining directors, officers and other key individuals, as well as motivating those individuals to achieve long-term goals designed to create stockholder value and rewarding them to the extent they achieve such goals. Our Board adopted the Amendment, subject to stockholder approval, because it believes that the previous limitation would not allow the Company to grant sufficient levels of equity compensation to these key individuals.

In addition, our Board believes that the level of increase to the shares available for issuance under the LTIP is reasonable given the awards currently outstanding and the shares available for issuance under all of the Company’s equity incentive plans. As of March 31, 2008, stock options with respect to 7,578,546 shares were outstanding under all of the Company’s equity incentive plans with a weighted average exercise price of $12.76 and a weighted average remaining term of 5.37 years. In addition, a total of 547,605 shares of unvested restricted stock was outstanding as of March 31, 2008. As of March 31, 2008, 43,100,410 shares of our common stock were outstanding. The Company will not issue any new awards under its RIMS Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

APPROVAL OF THE AMENDMENT TO THE 1998 LONG-TERM INCENTIVE PLAN

A summary of the LTIP is set forth below. The summary is qualified in its entirety by reference to the full text of the LTIP. Copies of the LTIP can be obtained by writing to the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Capitalized terms used in this summary and not otherwise defined will have the meaning ascribed to such terms in the LTIP.

Summary of 1998 Long-Term Incentive Plan

Purpose

The purpose of the LTIP is to attract, retain and motivate select directors, officers, employees, advisors, and consultants of the Company and its affiliates (referred to collectively as “Participants”) and to provide incentives and rewards for superior performance.

Shares Subject to the LTIP

Subject to approval of the Amendment at the Annual Meeting, the LTIP provides that no more than 16,000,000 shares may be issued pursuant to all awards under the LTIP. Subject to this proposed overall limitation on all awards and the approval of the Amendment at the Annual Meeting, the maximum number of shares that the Company is allowed to issue under the LTIP pursuant to awards other than options and SARs is 1,600,000. The LTIP provides that the maximum number of shares subject to awards that are granted during any calendar year to any one Participant will be limited to 400,000. The shares available for issuance under the LTIP are authorized but unissued shares. The number of shares available for awards, as well as the terms of outstanding awards, are subject to adjustment as described below under “Certain Corporate Transactions.”

The shares subject to any award that expires, or is forfeited, cancelled or becomes unexercisable, will again be available for subsequent awards, except as prohibited by law and except with respect to shares subject to an award that the Company retains as payment of the award’s exercise price or in satisfaction of taxes due in connection with the award .

Administration

Either the Board or a committee appointed by the Board may administer the LTIP. The Board and any committee exercising discretion under the LTIP from time to time are referred to as the “Committee.” The Compensation Committee of the Board has been acting as the Committee for purposes of the LTIP. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee. To the extent permitted by law, the Committee may authorize one or more persons who are reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers) to make awards to eligible persons who are not reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers whom the Company has specifically authorized to make awards). With respect to decisions involving an award intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code (the “Code”), the Committee is to consist of two or more directors who are “outside directors” for purposes of that Code section. The Committee may delegate administrative functions to individuals who are reporting persons for purposes of Rule 16b-3 of the Exchange Act, officers or employees of the Company or its affiliates.

Subject to the terms of the LTIP, the Committee has express authority, in its sole discretion, to determine: (a) the persons eligible to receive awards; (b) the number of shares, units, or SARs to be covered by each award; (c) the fair market value of shares from time to time; (d) any material terms and conditions of all awards and award agreements; and (e) the form of award agreements and all other documents, notices and certificates in connection therewith (which need not be identical). The Committee also has this same authority with respect to the power to construe, interpret, and determine the meaning of the terms of the LTIP and any award agreement, and to prescribe, amend, and rescind rules and procedures relating to the LTIP and its administration. In addition, in order to fulfill the purposes of the LTIP, the Committee may, without amending the LTIP, modify, cancel, or waive the Company’s rights with respect to any awards, adjust or modify award agreements for changes in applicable law, and recognize differences in foreign law, tax policies, or customs. Further, the Committee may make all other interpretations and take all other actions that the Committee may consider necessary or advisable to administer the LTIP or to effectuate its purposes. The Committee may under certain circumstances buy-out options or SARs, or reduce the exercise price for outstanding options or SARs, but only pursuant to a program approved by our stockholders.

The LTIP provides that the Company and its affiliates will indemnify members of the Committee and their delegates against any claims, liabilities, or costs arising from the good faith performance of their duties under the LTIP. The LTIP releases these individuals from liability for good faith actions associated with the LTIP’s administration to the full extent allowable under applicable law.

Eligibility

The Committee may grant ISOs only to employees, and may grant all other awards to eligible persons. The LTIP and the discussion below use the term “Participant” to refer to an eligible person who has received an award. As of March 31, 2008, substantially all of the approximately 1,850 employees (including officers) of the Company and its affiliates and the Company’s six non-employee directors were eligible to participate in the LTIP. Even though all employees are eligible to participate in the LTIP, the Committee’s current practice is to grant awards only to selected officers and other key employees of the Company.

Options

Options granted under the LTIP provide Participants with the right to purchase shares at a predetermined exercise price. The Committee may grant options that are intended to qualify as ISOs or options that are not intended to so qualify (“Non-ISOs”). The LTIP provides that ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceeds $100,000 (based upon the fair market value of the shares on the option grant date).

Share Appreciation Rights (or “SARs”)

An SAR generally permits a Participant who receives it to receive, upon exercise, cash and/or shares equal in value to the excess of (i) the fair market value, on the date of exercise, of the shares with respect to which the SAR is being exercised over (ii) the exercise price of the SAR for such shares. The Committee may grant SARs in tandem with options, or independently of them. SARs that are independent of options may limit the value payable on its exercise to a percentage, not exceeding 100%, of the excess value.

Exercise Price for Options and SARs

The exercise price of Non-ISOs and SARs may not be less than 100% of the fair market value on the grant date of the shares subject to the award. The exercise price of ISOs may not be less than 110% of the fair market value on the grant date of the underlying shares subject to the award for Participants who own more than ten percent of our shares on the grant date. For ISOs granted to other Participants and for options intended to be exempt from Code Section 162(m) limitations, the exercise price may not be less than 100% of the fair market value of the underlying shares on the grant date. The closing price of a share of TriZetto stock on the Nasdaq Global Select Market on March 31, 2008 was $16.69.

Exercise and Term of Options and SARs

To the extent exercisable in accordance with the agreement granting them, an option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to options, the Committee has the discretion to accept payment of the exercise price in any of the following forms (or combination of them): cash or check in U.S. dollars, certain shares, and cashless exercise under a program the Committee approves.

The term over which Participants may exercise options and SARs may not exceed ten years from the date of grant (five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of the Company’s outstanding shares).

Restricted Shares, Restricted Share Units, Unrestricted Shares, and Deferred Share Units

Under the LTIP, the Committee may grant (i) restricted shares that are forfeitable until certain vesting requirements are met, (ii) restricted share units which represent the right to receive shares after certain vesting requirements are met, and (iii) unrestricted shares as to which the Participant’s interest is immediately vested. For restricted awards, the LTIP provides the Committee with discretion to determine the terms and conditions under which a Participant’s interests in such awards become vested. The LTIP provides for deferred share units in order to permit certain directors, consultants, or select members of management to defer their receipt of compensation payable in cash or shares (including shares that would otherwise be issued upon the vesting of restricted shares and restricted share units), thereby avoiding certain tax consequences which would otherwise be immediately applicable to such person upon the receipt of the deferred compensation. Deferred share units represent a future right to receive shares. The Committee may also choose to award shares outright on an unrestricted basis. Such shares shall be called unrestricted shares.

Whenever shares are released pursuant to the vesting of restricted shares (or the shares underlying the restricted share units are issued), the Participant will be entitled to receive additional shares that reflect any stock dividends that the Company’s stockholders received between the date of the award and issuance or release of the shares. Likewise, a Participant will be entitled to receive a cash payment reflecting cash dividends paid to the Company’s stockholders during the same period.

Performance Awards

The LTIP authorizes the Committee to grant performance-based awards in the form of performance units that the Committee may, or may not, designate as “performance compensation awards” that are intended to be exempt from Code Section 162(m) limitations. In either case, performance awards vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company, or any affiliate. Performance awards are payable in shares, cash, or some combination of the two, subject to an individual Participant limit of $2,000,000 and 500,000 shares per performance period. The Committee decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

With respect to performance compensation awards, the LTIP requires that the Committee specify in writing the performance period to which the award relates, and an objective formula by which to measure whether and the extent to which the award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the award may not be amended or modified in a manner that would cause the compensation payable under the award to fail to constitute performance-based compensation under Code Section 162(m).

Under the LTIP, the possible performance measures for performance compensation awards include basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total stockholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a performance compensation award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Income Tax Withholding

As a condition for the issuance of shares pursuant to awards, the LTIP requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers of certain awards to charitable institutions, certain family members, or related trusts.

Certain Corporate Transactions

The Committee shall equitably adjust the number of shares covered by each outstanding award, and the number of shares that have been authorized for issuance under the LTIP but as to which no awards have yet been granted or that have been returned to the LTIP upon cancellation, forfeiture, or expiration of an award, as well as the price per share covered by each such outstanding award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding options under the LTIP such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the LTIP.

Unless the Committee provides otherwise, the vesting of all awards shall be accelerated immediately upon the occurrence of a “Change in Control Event,” so that awards shall vest (and, to the extent applicable, become exercisable) as to the shares that otherwise would have been unvested and the repurchase rights of the Company with respect to shares issued upon exercise of awards shall lapse as to the shares subject to such repurchase rights. The Committee may override these limitations on acceleration by express provision in the award agreement and may give any eligible person the right to refuse any acceleration, whether pursuant to the award agreement or otherwise. Unless otherwise specified in an award agreement, no award will be accelerated under the LTIP to an extent or in a manner that would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.

If the vesting of any award under the LTIP has been fully accelerated as a result of any Change in Control Event that has been approved by the Board, but such award is not exercised by the Participant before the event giving rise to such Change in Control Event is consummated, then such award will terminate, subject to any provision that has been expressly made by the Committee through a plan of reorganization approved by the Board for the survival, substitution, assumption, exchange or other settlement of such award.

Modification or Substitution of Awards

Within the limitations of the LTIP and any award agreement, the Committee may modify an award, to accelerate the rate at which an option or SAR may be exercised, to accelerate the vesting of any award, to extend or renew outstanding awards, or, subject to the restrictions set forth in the LTIP, to accept the cancellation of outstanding awards to the extent not previously exercised either for the granting of new awards or for other consideration in substitution or replacement thereof; however, the Committee may not reduce the exercise price of an award or accept cancellation of an award for the granting of a new award with a lower exercise price, except pursuant to a plan that receives stockholder approval. In addition, the Committee may modify awards in connection with an exchange program that receives stockholder approval and may, in connection with certain corporate transactions, substitute options granted under the LTIP for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

Term of LTIP; Amendments and Termination

Unless terminated sooner by the Board, the LTIP will expire on March 24, 2014. The Board may, from time to time, amend, alter, suspend, discontinue, or terminate the LTIP; provided that no amendment, suspension, or termination of the LTIP shall materially and adversely affect awards already granted unless it relates to an adjustment pursuant to certain transactions that change the Company’s capitalization or it is otherwise mutually agreed between the Participant and the Committee. Notwithstanding the foregoing, the Committee may amend the LTIP to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

Expected Tax Consequences

The following is a brief summary of certain tax consequences of certain transactions under the LTIP. This summary is not intended to be complete and does not describe state or local tax consequences.

United States Tax Laws. Under the Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to awards (subject to the Participant’s overall compensation being reasonable, and to the discussion below with respect to Code Section 162(m)). For Participants, the expected U.S. tax consequences of awards are as follows:

Non-ISOs. A Participant will not recognize income at the time a Non-ISO is granted. At the time a Non-ISO is exercised, the Participant will recognize taxable compensation income in an amount equal to the excess of (i) the fair market value of the shares issued to the Participant on the exercise date over (ii) the exercise price paid for the shares. At the time of the sale of shares acquired pursuant to the exercise of a Non-ISO, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. A Participant will not recognize taxable income upon the grant or the exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax. If the shares are not disposed of within two years from the date the ISO was granted or within one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If either of these holding period requirements is not met, then a “disqualifying disposition” occurs and (i) the Participant recognizes taxable compensation income in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the ISO and (ii) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.

Share Appreciation Rights. A Participant to whom a SAR is granted will not recognize income at the time of grant of the SAR. Upon exercise of a SAR, the Participant must recognize taxable compensation income in an amount equal to the value of any cash or shares that the Participant receives.

Restricted Shares, Restricted Share Units, Unrestricted Shares, Deferred Share Units, and Performance Awards. In general, a Participant will not recognize income at the time of grant of restricted shares, restricted share units, deferred share units, or performance awards, unless the Participant elects, under Code Section 83(b), with respect to restricted shares or restricted share units to accelerate income taxation to the date of the award. In this event, a Participant would recognize taxable compensation income equal to the excess of the market value of the restricted shares over any amount the Participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of an award, a Participant must recognize taxable compensation income equal to the value of any cash or unrestricted shares that the Participant receives pursuant to the award (less the amount, if any, that the Participant pays for the shares).

Special Tax Provisions. Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code Section 280G, and the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Code Section 162(m) in certain circumstances.

Tax Laws in Other Countries Differ from Those in the United States. In certain countries, awards under the LTIP may be taxable at the time the awards are granted or when they vest. In certain jurisdictions, options and SARs may also be taxable when they are exercised and the sale of the underlying shares may be subject to various taxes.

General Tax Law Considerations

The preceding paragraphs are intended to be merely a summary of certain important tax law consequences existing as of the date of this Proxy Statement concerning the grant of awards under the LTIP and the disposition of shares issued thereunder. Special rules may apply to the Company’s officers, directors or greater than ten percent stockholders. Participants in the LTIP should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an award or the underlying shares.

New Plan Benefits

The Committee will grant awards under the LTIP solely at its discretion. It is not possible to determine at this time the amount or dollar value of awards because they depend on the Company’s future performance, and further because individual allocations are purely discretionary.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accountants for the year ending December 31, 2008. Although approval by our stockholders of this appointment is not required by law, the Audit Committee is submitting this matter for ratification as a corporate governance practice. If the stockholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. One or more representatives of E&Y are expected to be present at the Annual Meeting. They will be available to answer appropriate questions and will be free to make statements during the meeting.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2008

Report of the Audit Committee

The Audit Committee of the Board is comprised of three independent directors selected by the Company’s Board of Directors. The current members of the Audit Committee are Thomas B. Johnson (Chairman), Paul F. LeFort and Jerry P. Widman.

Ernst & Young LLP (“E&Y”) served as the Company’s independent registered public accountants for the year ended December 31, 2007. E&Y has been the Company’s independent registered public accountants since August 7, 2001.

Among its functions, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board, although management has the primary responsibility for the financial statements and the reporting process. The independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accountants. The Audit Committee also examined with the independent registered public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountant’s examination of the consolidated financial statements.

E&Y also has confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with E&Y its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accountants is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Audit Committee

Thomas B. Johnson, Chairman

Paul F. LeFort

Jerry P. Widman

Independent Registered Public Accountants

Fees

E&Y served as TriZetto’s independent registered public accountants for the years ended December 31, 2007 and 2006. In addition to rendering audit services during 2007 and 2006, E&Y provided various audit-related, tax-related and other professional services for the Company. The Audit Committee has concluded that the provision of these services by E&Y is compatible with maintaining its independence. The following table presents aggregate fees for professional audit services rendered by E&Y for the years ended December 31, 2007 and 2006 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by E&Y during those periods.

	2007	2006
Audit	$1,828,000	$1,655,000
Audit-Related	$179,000	$241,000
Tax-Related	$38,000	—
All Other	$1,600	—
Total	$2,046,600	$1,896,000

Audit Fees. Audit fees during the 2007 and 2006 fiscal years were associated with the annual audit of our consolidated financial statements, reviews of our quarterly reports filed with the SEC, the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and fees related to other regulatory filings.

Audit-Related Fees. Audit-related fees during the 2007 and 2006 fiscal years were associated with due diligence in connection with the Company’s convertible debt offering in April 2007, acquisitions, accounting consultation and advice, and audits of our employee benefit plan financial statements.

Tax-Related Fees. Tax-related fees during the 2007 fiscal year were for tax advisory and compliance services.

All Other Fees. All other fees during 2007 relate to the Company’s use of Ernst &Young Online, an online system offered by E&Y that provides accounting and auditing guidance and research materials.

Audit and Non-Audit Services Pre-Approval Policy

In May 2003, the Company’s Audit Committee adopted The TriZetto Group, Inc. Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy provides that TriZetto’s Audit Committee will pre-approve all audit and permissible non-audit services provided by our independent registered public accountants, either through specific approval of the Audit Committee or pursuant to pre-approved policies and procedures established by the Audit Committee. These services may include audit services, audit-related services, tax services and other services performed by our independent registered public accountants. The Audit Committee requires the independent registered public accountants and management to report on the actual fees charged for each category of service at regularly scheduled Audit Committee meetings throughout the year.

The Pre-Approval Policy provides that the engagement terms and fees of the annual audit must be specifically approved by the Audit Committee. The Pre-Approval Policy also pre-approves certain audit-related services, provided that the total fees for each such service do not exceed the limit specified by the Audit Committee. The Pre-Approval Policy allows the Chairman of the Audit Committee to increase any of these limits related to any one project by up to $50,000. The Audit Committee Chairman must report on any such increase at the next Audit Committee meeting.

Since the adoption of the Pre-Approval Policy in May 2003, all audit and non-audit services provided by the independent registered public accountants have been pre-approved.

OTHER MATTERS

Other Business

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will have discretion to vote on those matters for you.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of TriZetto common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding” and benefits both you and TriZetto. It reduces the volume of duplicate information received at your household and helps reduce TriZetto’s printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your bank or broker will send one copy of our annual report and Proxy Statement to your address. Each stockholder will continue to receive a separate proxy card or voting instruction form.

If your shares are held through a broker or bank, you may revoke your consent to householding at any time by calling 1-800-542-1061. Please have ready your voting instruction form for each account you wish to revoke your consent. If you are a stockholder of record, you may revoke your consent to householding by sending your written request to the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or by calling us at 949-719-2200. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your request to the Corporate Secretary of TriZetto at the address or phone number above. If you share your address with another stockholder and the household is receiving multiple sets of the annual report and Proxy Statement, you may request delivery of a single set of materials by contacting your bank or broker, if you are a beneficial owner, or TriZetto at the address or phone number above, if you are a registered stockholder.

Communications with the Board and its Committees

Any stockholder may communicate with the Company’s Board of Directors, or any of its committees, by directing correspondence to the Board, or any committee thereof, c/o the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Alternatively, the stockholder may send an e-mail to a mailbox established by the Company. The mailbox address is BoardofDirectors@trizetto.com. The Company’s Corporate Secretary will receive any such letters or e-mail and forward it to the Chairman of the Governance Committee or to any individual director or directors to whom the communication is directed.

Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2009 Annual Meeting of stockholders, the proposal must be received by us, marked to the attention of TriZetto’s Corporate Secretary, at our corporate offices by December [    ], 2008. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Under our bylaws, nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered at an annual meeting of stockholders may be made by any stockholder of the Company who (i) is a stockholder of record at the time such stockholder gives the required notice described below, (ii) is entitled to vote at the annual meeting and (iii) complies with the notice procedures described below.

For nominations or business proposals to be properly brought by a stockholder before an annual stockholders meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary of the Company, at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660, no later than the close of business on the 120th calendar day before the first anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s Proxy Statement, the proposal must be received by the Company no later than the close of business on the 10th day following the day on which notice of the annual meeting date is first mailed or publicly announced. For nominations or a business proposal to be properly brought by a stockholder before the 2009 Annual Meeting of stockholders, written notice thereof must be received by the Company’s Corporate Secretary no later than December [    ], 2008, assuming that the date of such meeting is within 30 days of May 22, 2009. The notice must set forth (a) as to each proposed director nominee, all information with respect to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required pursuant to the federal securities laws, (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) as to the stockholder giving notice and the beneficial owner, if any, the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Under Rule 14a-4 promulgated under the Securities and Exchange Act of 1934, as amended, we will be allowed to use our discretionary voting authority under proxies solicited by us to vote on any proposal that is raised at the 2008 Annual Meeting, without any discussion of the matter in the Proxy Statement. If we do not receive any stockholder proposals for our 2009 Annual Meeting before March [    ], 2009, we will be able to use our discretionary voting authority at the 2009 Annual Meeting.

APPENDIX A

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN

2008 Amendment

WHEREAS, the Board of Directors (the “Board”) of The TriZetto Group, Inc., a Delaware corporation (the “Company”), has determined it to be in the best interests of the Company and its stockholders to amend the Company’s 1998 Long-Term Incentive Plan (the “LTIP”) to (i) increase the total number of shares of Company common stock available for issuance under the LTIP from 14,500,000 to 16,000,000; (ii) increase the share limitation on awards other than options and SARs granted under the LTIP from 1,200,000 to 1,600,000; and (iii) make other amendments to the LTIP;

WHEREAS, Section 17(a) of the LTIP authorizes the Board to amend the LTIP from time to time.

NOW, THEREFORE, BE IT RESOLVED, that the LTIP is hereby amended as follows, effective upon, and only upon, the approval of such amendments by the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are both present or represented at the 2008 Annual Meeting of the Company’s stockholders and entitled to vote at such meeting:

1.    Section 3 shall be amended and restated in its entirety to read as follows:

“3.	Shares Subject to the Plan

The maximum number of Shares that the Company may issue pursuant to all Awards is 16,000,000, including stock options previously granted under the 1998 Stock Option Plan. Subject to this overall limitation on all Awards, the maximum number of Shares that the Company may issue pursuant to Awards in a form other than Options and SARs is 1,600,000. The foregoing limitations are subject to adjustment in accordance with Section 13 of the Plan. For all Awards, these Shares may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan; provided, however, that Shares subject to an Award that the Company retains or otherwise does not pay or deliver either (i) as payment of the exercise price of the Award or (ii) in satisfaction of any withholding, employment or other taxes due in connection with the grant, exercise, vesting or distribution of the Award shall not again be available for subsequent Awards under the Plan. Specifically, with respect to any SAR payable in Shares, the total number of Shares subject to such SAR will be charged against the maximum number of Shares available for subsequent Awards under the Plan, as opposed to the net amount of Shares actually paid upon exercise of such SAR.”

2.    Except as expressly amended herein, all other terms and conditions as set forth in the LTIP shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of The TriZetto Group, Inc. has adopted this 2008 Amendment to the LTIP as indicated by the signature of the duly authorized officer of The TriZetto Group, Inc. this          day of April, 2008.

THE TRIZETTO GROUP, INC.

By:
Jeffrey H. Margolis Chief Executive Officer

PROXY

THE TRIZETTO GROUP, INC.

Proxy Solicited by the Board of Directors

Annual Meeting of Stockholders – May 22, 2008

The undersigned hereby nominates, constitutes and appoints Jeffrey H. Margolis and Robert G. Barbieri, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all of the stock of THE TRIZETTO GROUP, INC. that the undersigned is entitled to represent and vote at the 2008 Annual Meeting of Stockholders of THE TRIZETTO GROUP, INC. to be held at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California, 92660 on Thursday, May 22, 2008, at 2:00 p.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as shown on the reverse side of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, FOR THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, FOR THE APPROVAL OF THE AMENDMENT TO OUR 1998 LONG-TERM INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2008.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT – PLEASE SIGN AND DATE OTHER SIDE AND RETURN PROMPTLY

(continued and to be signed on the reverse side)

(continued from the other side)

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1.	Election of Directors:

	☐ FOR ALL of the nominees listed below	☐ FOR ALL, EXCEPT as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for all of the nominees listed below

Nominees: 01) Donald J. Lothrop, 02) Jeffrey H. Margolis

(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR ALL, EXCEPT” box and write the nominee’s name or number on the line below.)

Exceptions: _______________________________________________________________________________

2.	Approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock, par value $.001 per share, from 95,000,000 to 240,000,000:

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the amendment to our 1998 Long-Term Incentive Plan, as amended, to increase the total number of shares of our common stock available for issuance thereunder from 14,500,000 to 16,000,000:

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Ratification of appointment of Ernst & Young LLP as our independent registered public accountants for 2008:

	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

Date: , 2008

(Signature)

(Signature)

Please sign your name exactly as it appears hereon. When shares are held jointly, each stockholder should sign. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.